(Appendix to Notice of the Annual General Shareholders’ Meeting for the 89th Period)

Exhibit 7

Report of the 89th Period

(from April 1, 2011 to March 31, 2012)

Business Report

Consolidated Financial Statements

- Consolidated Balance Sheet

- Consolidated Statement of Operations

- Consolidated Statement of Changes in Net Assets

- Notes to the Consolidated Financial Statements

(References)

Summary of the Consolidated Statement of Cash Flows

Summary of Segment Information

Non-consolidated Financial Statements

- Non-consolidated Balance Sheet

- Non-consolidated Statement of Operations

- Non-consolidated Statement of Changes in Net Assets

- Notes to the Non-consolidated Financial Statements

Independent Auditors’ Report for the Consolidated Financial Statements (certified copy)

Independent Auditors’ Report (certified copy)

Audit Report of the Board of Corporate Auditors (certified copy)

Sumitomo Metal Industries, Ltd.

Osaka, Japan

Editor’s notes:

1.	Please note that the official text of this document has been prepared in Japanese. The information herein stated is provided only for reference purposes. The company is not responsible for the accuracy of the information. To the extent these is any discrepancy between the English translation and original Japanese version, please refer to the Japanese version.

2.	The financial statements included in this Report of the 89th Period are prepared in accordance with the accounting principles and practices generally accepted in Japan.

3.	Shareholders who live in countries outside Japan are recommended to exercise their voting rights electronically through the voting platform operated by Investor Communications Japan Inc. Please communicate with your custodian regarding the appropriate procedures.

Rule 802 Legend

(for those resident in the United States)

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgments.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in the open market or privately negotiated purchases.

Business Report (from April 1, 2011 to March 31, 2012)

1. Business overview of the SMI Group

(1) The SMI Group management policies

The Sumitomo Metal Industries, Ltd. (“SMI” or the “Company”) and its affiliates’ (“SMI Group” collectively) basic management policy is to maximize its corporate value through sustainable growth with an optimum balance between quality and scale. Under this policy, the SMI Group is carrying out strategies that “accelerate our distinctiveness” and “strengthen our strengths” to create an earnings structure resilient to downside risk. In order to do so, we believe it is essential that we continue to enhance our intangible assets that do not appear on our financial statements, such as our relationship of trust built through businesses with our customers, our own technology that we believe to be very different from our competitors’, and the pride and commitment of our employees to their work.

(2) Consideration of Business Integration with Nippon Steel Corporation

SMI is preparing for Business Integration with Nippon Steel Corporation (“Nippon Steel”). We have obtained approval from the Japan Fair Trade Commission. We reached the final agreement with Nippon Steel in April this year, and plan to integrate with them on October 1, 2012. The business integration (the “Business Integration”) will combine the strengths of both companies and will accelerate our global strategies. We will aim to become the “the world’s most powerful steelmaker” with higher levels of performance on all fronts, including scale, cost, technology and customer service.

(3) Business results for the fiscal year ended March 31, 2012

1) Business environment in the 89th period ended March 31, 2012

Domestic demand for steel (mainly for automobiles) in the current period under review fell significantly as a result of the Great East Japan Earthquake in March 2011; however, demand recovered from the latter half of the first six months of the period through into the second six months. The overseas market faced a harsh business environment because of the ongoing weakness in the sheet steel market and flooding in Thailand, resulting in a decline in export volume. Under these circumstances, the SMI Group worked towards the recovery of facilities and the resumption of production at the Kashima Steel Works that had been damaged by the Earthquake, and made efforts to improve profitability through cost reductions and other means. In the current period under review, as a result the formulation of a recovery plan and cost control in various areas to offset cash requirements to fund the recovery from the earthquake, the Group was able to generate around 60 billion yen for total cash requirements of approximately 100 billion yen.

2) Reporting-period management projects in each business sector

SMI Group worked to improve profitability based on our basic management policy of maximizing corporate value through sustainable growth, and continued to carry out policies to “accelerate our distinctiveness” and “strengthen our strengths,” in addition to efforts to reduce costs and control spending.

Steel business

Iron & Steel-making Process

At the Wakayama Steel Works, construction continued on the new No. 2 blast furnace that is scheduled to begin operation in the second half of FY2012 (to March 31, 2013). Together with the new No. 1 blast furnace that entered service in July 2009, the Wakayama Steel Works will be able to produce 5 million tons of crude steel per year.

Pipe & Tube

In Brazil, a partnership with the Vallourec Group of France and others is engaged in a joint venture to operate an integrated steel works to produce seamless pipe. The steel works made the first shipment of product in December 2011. The blast furnace and other upstream processing facilities will begin operation in FY2012 and are expected to enable the plant to become fully integrated. We will meet the rapidly expanding global demand from the energy development sector by supplying our high-quality and competitive products produced at our plants in Japan and Brazil.

Steel Sheet and Plate

In Vietnam, SMI Group has established a joint-venture company with China Steel Corporation (CSC) of Taiwan and other partners for the manufacture and sale of cold-rolled coil, electromagnetic steel sheet and hot-dipped galvanized steel sheet. Plant construction is underway, with operations scheduled to begin in FY2012.

In India, SMI Group is providing technical assistance to local steel maker Bhusan Steel Limited for the construction and operation of Bhusan’s plant in the state of Orissa. The Group concluded an agreement with Bhusan whereby some of the sheet steel manufactured at the Orissa plant will be sold under the SMI brand as OEM products. Shipment of those products began in March 2012.

Railway, Automotive & Machinery Parts

In the United States, in August 2011 SMI Group acquired Standard Steel, LLC, the leading US manufacturer of forged railway wheels and axles. We plan to transfer our personnel, equipment and certain technology to the company and aim to become a competitive railway wheel manufacturer with particular strength in the high-grade, high-speed segment in the global market including North America and Europe.

In India, SMI Group decided to expand the existing production line of its joint venture SMI-Amtek Crankshaft Pvt. Ltd. which manufactures and sells forged crankshafts. Plans call for the building of a second forging press line that is scheduled to enter service in November 2012. SMI Group now has four bases worldwide, in Japan, the United States, China and India, to produce and sell forged crankshafts.

Specialty Steel Bars and Wire Rods / Stainless Steel and Titanium

SMI merged with Sumitomo Metals (Kokura) Ltd., the SMI Group’s manufacturer of specialty steel bars and wire rods, and Sumitomo Metals (Naoetsu) Ltd., the SMI Group’s company in charge of stainless steel and titanium products on January 1, 2012. The business of Sumitomo Metals (Kokura) has been transferred to the Bar and Wire Rod Company. The business of Sumitomo Metals (Naoetsu) has been included in the Stainless Steel and Titanium Division. The merger will create a more integrated organization and improve operating efficiency for these businesses.

Research and development

A new research building and new laboratory were completed in October 2011 at SMI’s Corporate Research & Development Laboratories in Amagasaki City. Researchers who had been dispersed among old buildings have been relocated to this new research building. The five-story building has 2,300-square meter space per floor, with some floors being pillar-free “open space” areas, where researchers can interact more freely, to increase the speed of technical development and product development.

Other segments

Businesses are selecting and integrating their operations, to build an effective business structure for the Group.

SUMCO Corporation (“SUMCO”), an SMI affiliated company for which the equity method is applied, manufactures and sells silicon wafers and other components that are used in semiconductors. Due to the worsening business environment and other factors, SUMCO formulated its Business Reorganization Plan that aims to improve profitability through withdrawing from some businesses, centralizing production, changing personnel policies, and other means. Accompanying this Plan, the company requested subscription to its issue of preferred shares by means of a third-party allotment. SMI judged that the improvement in SUMCO’s profitability and financing condition to be achieved through the execution of the Business Reorganization Plan would be indispensable in the recovery and improvement in SUMCO’s corporate value. SMI subscribed to 15 billion yen’s worth of the allotment of preferred shares, and completed the payment for them in May 2012.

The following table summarizes major business strategies in the reporting period.

Major business projects in the reporting period

Segment	Target	Detail	Investment amount (bil. yen)	Timeline
Iron & Steel-making process	Enable annual capacity of 5 million tons at Wakayama Steel Works	2nd step (Construction of a new No.2 blast furnace, reinforcement of steel making facilities, etc.)	115.0	Scheduled to begin operation in second half of FY2012
Pipe & Tube	Establish a manufacturing hub for seamless pipe in Brazil	A joint venture with the Vallourec Group and Sumitomo Corporation to set up a integrated steel plant to produce seamless pipe	(*1) 5,376 million real	Blast furnace scheduled to begin operation in FY 2012.
	Expand production capacity of boiler heat-transfer tubes for nuclear power plants	Expansion of facilities for cold processing, refining and product inspection	14.0	Scheduled to begin operations in April 2013
Steel Sheet and Plate	Establish a manufacturing hub for steel sheet in Vietnam	Establishment of a joint venture with China Steel Corporation and other partners for the manufacturer and sale of cold-rolled coil, electro-magnetic steel sheet and hot-dipped galvanized steel sheet	(*2) 115.0	Operations scheduled to begin in 2012
	Strengthen relationship with a partner in the steel sheet sector in India	Participation in an integrated steel works project with Bhusan Steel Limited in India (technical support and OEM supply)	—	Started OEM supply in Mar., 2012
Railway, Automotive & Machinery Parts	Establish a base for the manufacture and sale of forged railway wheels and axles in the US	Acquisition of Standard Steel, LLC, the leading manufacturer of forged railway wheels and axles in the US	(*3)US$325 million	Acquisition completed in August 2011
	Expand sales and manufacturing base for forged crankshafts in India	Installation of a 2nd forging press line at SMI Amtek Crankshaft	(*4) 1 billion rupees	Scheduled to begin operations in November 2012
Research and development	Promotion of technological development and product development, through the strengthening of the functions of our research facilities.	Construction of a new main building and laboratory wing at our Corporate Research & Development Laboratories (in Amagasaki City)	10	Building construction completed in Oct. 2011
Other	Subscription to SUMCO preferred shares	—	15	Payment completed in May 2012

Notes:	1. (*1) Total capital of the joint venture
2. (*2) Total investment by joint venture
3. (*3) Cost of acquisition of Standard Steel, LLC
4. (*4) Investment by joint venture

3) Intangible assets and achievements that support Group business

We believe that our intangible assets that do not appear in our financial statements, such as client assets, technology assets, human assets and organizational assets, are essential to support the business base of the SMI Group and raise our corporate value.

Client assets

The high level of mutual trust with our customers is one of SMI Group’s most valuable assets.

For example, SMI Group will set up a coil center in the Tohoku region of Japan, which is becoming an automobile manufacturing region, after the Chubu and Kyushu regions. The new coil center will further strengthen levels of mutual trust between us and automotive manufacturers.

We believe that receiving awards indicates the trust that our customers have for us. Both the Company and the SMI Group received numerous awards from our customers in the period under review.

Major awards from customers

Award year/month		Customer		Award details	Product class
2011	Apr.	Toyota Housing Corporation	Japan	Quality Award for Toyota Housing Corporation	Structural steel

2011	May	TTX Company	(U.S.A.)	Excellent Supplier 2010	Railway, automotive, and machinery parts

2011	Jul.	TOYOTA Motor Kyushu, Inc.	Japan	FY2010 Sheet steel quality Lexus Quality Award	Sheet steel

2011	Sept.	Exxon Mobil Corporation	(U.S.A.)	In recognition of exceptional performance in recovering from the earthquake of March 11, 2011	Steel tube

2011	Sept.	Samsung C&T Corporation Co., Ltd	South Korea	Plaque of Appreciation	Steel plate

2011	Nov.	Panasonic Corporation	Japan	ECO-VD Award Best Partner Award / Gold / Bronze awards	Sheet steel, structural steel, stainless steel

2011	Nov.	Samsung Heavy Industries Co., Ltd	South Korea	Plaque of Meritorious Service	Steel plate

2011	Dec.	East Japan Railway Company	Japan	Commendation	Railway, automotive, and machinery parts

2012	Jan.	Suzuki Motor Corporation	Japan	2011 VA/VE suggestions	Forged crankshafts

2012	Jan.	RasGas Company Limited	Qatar	Quality & Safety Award	Steel tube

2012	Mar.	Toyota Motor Engineering & Manufacturing North America, Inc.	(U.S.A.)	Certificate of Achievement	Forged crankshafts

Technology assets

As a manufacturer, our ability to continuously develop technologies that distinguish us from other companies is a source of growth. Our Group’s approach is to develop technology in partnership with academic institutions and industry that our customers can use and evaluate. Our strategy is to select the field and then concentrate our resources into that area. Some examples of this approach are listed below.

a. Development of technology that customers can use to built safe and lightweight vehicles at low cost

We completed development of three-dimensional hot bending and quench (3DQ) technology. 3DQ technology can be used to build safe and lightweight cars. Vehicles manufactured using this technology are expected to be sold in the first half of FY2012. By using this technology, high-tensile strength steel tubes with complex 3-dimensional shapes can be mass-produced more easily than before. 3DQ technology enables manufacturers to address at low cost the conflicting needs for vehicles to be both lightweight and offer high levels of collision safety. 3DQ is a technology that may enable vehicles of the future to have space-frame body structures, and may radically change car body designs.

b. Oil well pipes that have the highest levels of corrosion resistance and strength in the world

In the oil well pipe field, we developed SM17CRS-125 oil well pipe that has the world’s highest level of both corrosion resistance and strength. Amid high demand for energy the world over, oil wells that can easily be developed are becoming scarce. Many people predict that the development of deep oil wells with highly corrosive environments will increase in the future. This product can withstand extreme corrosion and will make a great contribution to the creation of stable and reliable energy supplies.

c. Many organizations have praised our Company’s technologies

Our technologies are well received by both our customers and many other organizations.

Major awards received from organizations

Award year/month		Name of award	Awarded subject
2011	Jun.	National Commendation for Invention (Chairman’s Prize from the Japan Institute of Invention and Innovation)	The invention of advanced steam oxidation-resistant steel tube for ultra-supercritical (USC) boilers

2012	Feb.	Monodzukuri Nippon Grand Award (Minister of Economy, Trade and Industry Prize) (Manufacturing and Production Process Category)	The invention of technology to efficiently manufacture high quality very thick steel plate by continuous casting

2012	Feb.	Monodzukuri Nippon Grand Award (Excellence Award) (Manufacturing and Production Process Category)	The world’s first high-precision thermometer for accurately measuring the temperature of hot strip-steel in a water-cooling environment, and the technology for manufacturing high-tensile strength steel plate using this thermometer

In addition to these awards, we received many other prizes, including an Award of the Japan Society of Mechanical Engineers, and The Japan Institute of Metals (Technical Development Award)

In October 2011, construction of a new main building and laboratory wing at our Corporate Research & Development Laboratories in Amagasaki City was completed, creating a working environment that will speed up the process of technical and product development.

Protecting the global environment is an important issue for the SMI Group. Using technology to solve environmental problems is one of our fundamental policies. The SMI Group is contributing to the reduction of CO2 emissions not only by reducing the amount of CO2 emissions during our manufacturing processes, but also by supplying products that play a role in protecting the environment to our customers.

Our human assets

Enhancing the ability of our employees is the most important factor in maximizing the performance of a company. While taking on new staff constantly, we are continuously enhancing our human assets through our human resource training programs that utilize knowledge and experience we have gained over many years. As our operations develop globally, we are putting greater effort into training personnel who can play active roles overseas. A local employee has been newly appointed to be the CEO of one of our overseas companies.

Organizational assets

The SMI Group is working to improve its internal control systems to ensure proper operations in order to enhance its sustainable corporate value, under Sumitomo Metal’s Corporate Philosophy: “We will preserve the Sumitomo Spirit and transmit it to the future, treasure people and technologies, and contribute to society through manufacturing.”

We have established a comprehensive risk management system that will address issues of compliance and include the setting up of systems to be used in responding to disasters and accidents. The actual measures we are taking include:

-	Setting up a compliance program

-	Introducing an executive officer system and raising the effectiveness of supervisory functions and the efficiency of officers’ duties by separating decision-making/supervisory functions from executive functions

-	Setting up a risk management and risk prevention system to cope with day- to-day risk within a changing business environment

-	Setting up a system that will enable all Group companies to respond to serious disasters, accidents and other emergencies

-	Establishing systems to ensure the reliability of financial reports

-	Strengthening the Auditing Department’s monitoring and supervision of the execution of duties

In addition to setting up the systems described above, we are working to ensure that all employees adopt the attitude of carrying out the various business and operations of the SMI Group in accordance with this corporate philosophy.

4) Current period business results

In the current period under review, we worked to improve profitability. Although faced with negative factors, such as rising raw material prices and the decline in sales due to the Great East Japan Earthquake, there were positive factors, including improved profitability of seamless pipe as the result of strong demand as well as our cost reduction efforts. Our Group’s business performance was as follows: net sales of 1473.3 billion yen, operating profit of 76.8 billion yen, an ordinary profit of 60.8 billion yen, representing an improvement over the previous period. Nevertheless, we recorded a net loss of 53.7 billion yen, due to factors that included losses on the revaluation of investment securities.

Consolidated business results

(billion yen)

	FY2011	FY2012	Increase/(decrease)
			Amount	Percentage
Net sales	1,402.4	1,473.3	70.9	5.1%
Operating income (loss)	56.3	76.8	20.5	36.4%
Ordinary income (loss)	34.0	60.8	26.7	78.6%
Net income (loss)	(7.1)	(53.7)	(46.6)	—

Segment performance in the reporting period

(billion yen)

	Consolidated Net sales	(*) Increase/ (decrease)	Consolidated Operating profit (Note 1)	(*) Increase/ (decrease)
Steel	1,433.2	6.0%	72.9	45.1%
Other business	40.1	(21.1%)	3.9	(37.7%)
Adjustment	—	—	(0.0)	—

Total	1,473.3	5.1%	76.8	36.4%

(4) Investment, fund procurement and the return of profits to shareholders

In the reporting period, the SMI Group investment in plant and equipment totaled 115.7 billion yen, of which 113.2 billion yen was invested in our Steel business, and 2.5 billion yen in other business sectors.

Outstanding debt as of the end of the reporting period decreased 1.2 billion yen year-on-year through a reduction in cash on hand, to 1,172.1 billion yen despite the effects of the Great East Japan Earthquake. As a result, our debt-to-equity ratio (D/E ratio)* became 1.65; nevertheless, we will manage our business with the aim to control this ratio at a level below 1.0 over the medium and long term.

Our investment strategy calls for investments that are designed to bring cash flows generated by business to contribute to our corporate value. We will pass on appropriate returns to our shareholders and all stakeholders alike.

It is our basic management policy to provide consecutive dividends. We expect to make a year-end dividend of 1 yen per share, although we have been unable to avoid a net loss in the period under review due to the recording of extraordinary losses. This will bring the total cash dividend for the full fiscal year, including the earlier interim dividend payment, to 2.0 yen per share. We deeply apologize to our shareholders.

*	Note: D/E ratio = Debt / Shareholders’ equity

(5) Issues facing the SMI Group

1) Complete recovery from the earthquake disaster and an improved response to risks

During the current period under review, we managed to obtain approximately 60 billion yen of the 100 billion yen in funds required for investment in facilities to help the Kashima Steel Works recover from the damage suffered in the earthquake disaster. We will review our investment plans, and make efforts to raise funds through controlling costs and expenses in all possible areas. We aim to obtain all the funds needed for the recovery at an early date.

We will aim to completely repair the remainder of the damaged facilities, learn from the lessons that the earthquake taught us, and put our experiences to good use in making our other steel works and plants better able to respond to risks.

2) Sustainable enhancement of corporate value

We are working to “strengthen our strengths,” “accelerate our distinctiveness,” increase profits and raise corporate value in a sustainable manner. By training our human resources, improving our technologies, and deepening the relationship of trust that we have with our customers, we will be able to compete in global competition. Through a sustainable improvement in corporate value from steel-making, we aim to contribute to society.

3) Integration with Nippon Steel

On September 22, 2011 SMI and Nippon Steel (the “Companies”) concluded a Master Integration Agreement with Nippon Steel and both Companies continued to hold discussions on various occasions toward the Business Integration, including the Integration Preparation Committee meetings co-chaired by the Presidents of both companies. The Companies then reached a final agreement to integrate their businesses on October 1, 2012 using a two-step legal procedure, consisting of a share exchange followed by an absorption-type merger on the same day, and on April 27, 2012, the Companies executed a share exchange agreement and a merger agreement.

With respect to the method of the Business Integration, as of September 22 of last year when the Master Integration Agreement was executed, it was contemplated that the Companies would effect an absorption-type merger without a share exchange process (“One-Step Merger”). However, by taking into account the views of advisors regarding Australian tax and legal matters, the Companies agreed to change the method of the Business Integration to the two-step legal procedure, which is lawful and valid under Japanese laws and regulations, in order to ensure that the roll-over relief under Australian tax law applies to some of the assets to be integrated.

This change in the method aims to implement the Business Integration without lowering the corporate value of Nippon Steel and SMI, and the Companies believe that this arrangement will serve the interests of all of the shareholders of the Companies. The outcome of the business integration will not be different whether the two-step procedure or the originally-intended One-Step Merger is adopted. Due to the change in the method, Nippon Steel submitted additional applications for merger review with Japan Fair Trade Commission and some of relevant competition authorities outside of Japan.

Through the Business Integration, the Companies will make a thorough effort to seek the “combination of their respective advanced management resources that each has built up and the consolidation of the superior areas of their respective businesses.” In addition, the Companies will accelerate the implementation of business structure reform by such means as “pursuing greater efficiency in domestic production bases and expanding overseas businesses.” Through realization of these objectives at an early stage, the Companies aim to be “the Best Steelmaker with World-Leading Capabilities,” a company with higher standards in all areas including scale, cost, technology and customer service.

Through maximization of the potential of steel as a fundamental industrial material by utilizing world-leading technology and manufacturing know-how, the newly created integrated company (the “Integrated Company”) will support the development of customers in and outside Japan, as well as contribute to further growth of the Japanese and global economies and the improvement of global society.

Presently, the Companies are further examining various measures for achieving the synergies resulting from the integration, the business plan of the Integrated Company and other matters related to the Integrated Company. Hereafter, the Companies will endeavor to further expedite various preparations toward the integration and to achieve, by aggregating their resources, the management policies of the Integrated Company at an early stage that will seek to establish a global network (a global production capacity of 60 to 70 million metric tons), utilize its world-leading advanced technologies, improve its cost competitiveness by realizing synergies of around 150 billion yen per year, and reinforce non-steel business segments.

(Please refer to the following page for information about the Business Integration with Nippon Steel.)

Business Integration with Nippon Steel

An outline of the Integrated Company (if the Share Exchange Agreement, the Merger Agreement and all of the related matters are approved at the Shareholders’ meeting of each of the Companies to be held on June 26, 2012) is as follows.

Outline of the Integrated Company

Trade name	Shinnittetsu Sumikin Kabushiki Kaisha (“Nippon Steel & Sumitomo Metal Corporation” in English)

Location of head office	Chiyoda-ku, Tokyo

Representatives (expected to assume the post)	Representative Director, and Chairman and CEO: Shoji Muneoka Representative Director, and President and COO: Hiroshi Tomono

Integration date	October 1, 2012 (planned)

Share exchange ratio	Nippon Steel: 1, SMI: 0.735 Note: One share of Sumitomo Metal Industries will be exchanged for 0.735 share of Nippon Steel

Financial instruments exchanges where shares will be listed	Tokyo, Osaka, Nagoya, Fukuoka, and Sapporo Stock Exchanges

Management Policy of the Integrated Company

The Integrated Company will strongly advance the following four measures with the aim to become “the Best Steelmaker with World-Leading Capabilities” at an early stage after the Business Integration.

(1) Globalizing the steel business

The Integrated Company will establish a global network to supply a wide range of products, including flat products, bars and wire rods, pipes and tubes and plates in response to increasing worldwide demand for steel. In particular, with respect to the growing sectors such as automotive, environment and resources/energy sectors, the Integrated Company will focus on strengthening its capability to provide proposals to customers inside and outside Japan and on expanding overseas manufacturing and processing bases by aggregating the Companies’ management resources.

The Integrated Company will aim to achieve 60 to 70 million metric tons in terms of global production capacity by further accelerating its overseas business development.

(2) Utilizing advanced technologies

Through integration of the Companies’ manufacturing technology capability, product technology capability and R&D capability, the Integrated Company will further improve its world-leading technologies. In particular, through integration of the Companies’ R&D divisions, the Integrated Company will establish an R&D system that is efficient in terms of both development speed and quality. By carrying out the above, the Integrated Company will lead the world in product development with a focus on growing sectors, development of manufacturing technology including innovative production processes, and the like, with the aim of “maximizing the potential of steel as material.”

(3) Improving cost competitiveness

By implementing, inter alia, the following measures, the Integrated Company will aim to realize synergies of around 150 billion yen per year approximately three years after the Business Integration. The Companies will endeavor to increase the above target synergies amount and to achieve the synergies at an early stage. In addition, the Integrated Company will continue to make further efforts to reduce costs, and establish cost competitiveness that will allow the Integrated Company to compete more effectively on a global basis.

<Reference:    targeted synergies, such as cost reduction>

Main measures	Approximate amount of annual synergies

[Technology/R&D]

1. Improving development speed and quality by consolidation in technology and R&D

-        Strengthening development of high-functioning products in growing sectors and other sectors

-        Reducing costs by strengthening the development of manufacturing process technologies (including use of lower grade raw materials, and promotion of high efficiency in processes, such as blast furnace and coke oven processes)

2. Pursuing the best practices for operational and manufacturing technologies (top-runner technologies/know-how)

-        operational technologies, use of low-cost raw materials, yield rate, energy-saving, etc. in each process

40 billion yen

[Production/Sale]

1.       Improving productivity by optimal allocation of tasks among production lines

2.       Establishing an efficient production system and preventing redundant investments

3.       Securing sufficient production of high-functioning products by mutually complementing bottleneck processes

4.       Cooperation among steelworks (including raw material, coke, energy, maintenance, investment and workforce)

5.       Integration and cooperation among group companies and improving efficiency on an integrated basis from upstream to downstream processes (including rolling, processing and logistics)

40 billion yen

Main measures	Approximate amount of annual synergies
[Procurement]	40 billion yen

1. Reducing costs by improving efficiency in procurement and transport of raw materials

2. Reducing equipment cost, repair cost and material cost by standardizing equipment specifications and promoting efficiency in orders and contracts

3. Integration and cooperation among group companies (including raw materials, construction, repair and operations)

[Improvement in Efficiency of the Head Office, Divisions, etc.]

1. Integrating and improving the efficiency of the head office and branches in and outside Japan, etc., and re-allocating human resources for overseas business development and other related activities

2. Reducing general administrative expenses

3. Reducing system development cost (including avoidance of redundant investments)

4. Adjusting redundant assets and inventory (including raw materials, finished products, semi-finished products and materials)

30 billion yen
Total	150 billion yen

(4) Reinforcing non-steel business segments

Each business segment of the engineering, chemicals, new materials and system solutions will aim to expand its business in growing sectors and to reinforce its financial structure essentially by seeking greater inter-business synergies with the steel business, thus contributing to improvement in the consolidated profits of the Integrated Company.

By promoting the measures above, the Integrated Company will respond to changes in the management environment and will secure “world top-level profitability” at any time; furthermore, it will realize a “strong financial structure.” By carrying out the above, the Integrated Company will aim to increase its corporate value and to improve the evaluation by shareholders and capital markets.

Further, the medium-term management goals and major measurement policy of the Integrated Company will be announced promptly after the Business Integration.

Organizational Operation of the Integrated Company

(1) Organizational operation of consolidated management

The Integrated Company will be a business holding company, which comprises five businesses: the steel-making and steel fabrication business (to be conducted by the Integrated Company itself), and the engineering, chemicals, new materials and system solutions businesses.

(2) Organizational operation within the steel-making and steel fabrication business

The Integrated Company will quickly integrate the Companies’ businesses, and will aim to realize the synergies at an early stage:

(i)	The Integrated Company will have product based units: plate, flat products, bar and wire rod, construction products, pipe and tube, railway/automotive/machinery parts and titanium/specialty stainless steel. It will operate primarily through these product based units including its group companies to swiftly formulate and implement strategies for each product unit, where manufacturing, sales and technology forces are one unit.

(ii)	Each steelworks will secure the supply system best suited to each area and customer, and will reinforce and improve efficiency of coordination among steelworks.

(iii)	The R&D division will accelerate and improve the development and pursue efficient R&D by integrating the Companies’ human resources and advanced capabilities.

(iv)	The organization of the head office will be an efficient division basis, where human resources efficiency will be pursued.

Future schedule

The major points of schedule aiming toward the integration on October 1, 2012 are as follows. We sincerely wish for the support and understanding of our shareholders.

June 26, 2012 (planned)	Each of the Companies seeks its shareholders’ approval of the Share Exchange Agreement, the Merger Agreement and other related matters at its annual shareholders’ meeting.

October 1, 2012 (planned)	The effective date of the Share Exchange and Merger (the date of Integration)

The logo of the Integrated Company “Nippon Steel & Sumitomo Metal Corporation” has been decided, as shown below.

Logo of the Integrated Company

The triangle in the logo represents a blast furnace and the people who create steel. It reflects the fact that steel, indispensable for civilization, brightens the world. The center point can be viewed as a peak, which represents the best steelmaker. It can be also viewed as the destination of a road, which represents the unlimited future of steel as a material. The blue color represents leading technology and reliability.

(6)	Trends in business results, and assets and liabilities of the SMI Group and the Company in the reporting period and the previous three fiscal years

1) Business results and assets and liabilities of the SMI Group

Summary	FY2008 ended March 31, 2009	FY2009 ended March 31, 2010	FY2010 ended March 31, 2011	Reporting period (FY2011- ended March 31, 2012)
(units: million tons)
Crude steel production volume	12.87	11.65	12.90	12.72
Steel product sales volume	11.44	10.89	11.72	11.24
Sales (yen bil.)
Steel	1,740.7	1,205.8	1,351.6	1,433.2
Other business	103.6	79.9	50.8	40.1

Total	1,844.4	1,285.8	1,402.4	1,473.3
(Sales overseas (out of total sales))	(774.9)	(511.8)	(563.1)	(581.9)
Ordinary income (loss) (yen bil.)	225.7	(36.6)	34.0	60.8
Net income (loss) (yen bil.)	97.3	(49.7)	(7.1)	(53.7)
Net income (loss) per share	20.98 yen	(10.74 yen )	(1.54 yen )	(11.61 yen )
Total assets (yen bil.)	2,452.5	2,403.6	2,440.7	2,386.1
Net assets (yen bil.)	904.3	879.2	818.0	761.4

Notes:

1.  Crude steel production and steel product sales figures are the totals for SMI, Sumitomo Metals (Kokura), Ltd., Sumikin Iron & Steel Corporation and Sumitomo Metals (Naoetsu), Ltd. On January 1, 2012, SMI merged with Sumitomo Metals (Kokura), Ltd., and Sumitomo Metals (Naoetsu), Ltd.

2. Net income per share is calculated from the average of total number of issued shares in the period under review. The total number of issued shares excludes treasury stock.

2) Business results and assets and liabilities of the Company

Summary	FY2008 ended March 31, 2009	FY2009 ended March 31, 2010		FY2010 ended March 31, 2011	Reporting period (FY2011 ended March 31, 2012)
Sales (yen bil.)
Steel	1,235.3	828.4		907.7	975.6
Other business	10.7	2.0		—	—

Total	1,246.0	830.4		907.7	975.6

Ordinary income (yen bil.)	191.1	18.4		35.4	69.9
Net income (loss) (yen bil.)	90.7	(9.6)		15.9	(20.4)
Net income (loss) per share	19.57 yen	(2.07 yen	)	3.44 yen	(4.42 yen	)
Total assets (yen bil.)	1,988.6	2,032.5		2,131.4	2,166.4
Net assets (yen bil.)	643.1	639.8		612.5	608.4

Note: 1.	Net income per share is calculated from the average of total number of issued shares in the period under review. The total number of issued shares excludes treasury stock.
2.	On January 1, 2012, SMI merged with Sumitomo Metals (Kokura), Ltd., and Sumitomo Metals (Naoetsu), Ltd.

(7) Main businesses of the SMI Group (as of March 31, 2012)

Main business areas
Steel	Steel sheets and plates	Steel plates for structural uses, steel plates for low-temperature service, steel plates for line pipe, high-tensile-strength steel plates and sheets, hot strip, cold strip, electro-magnetic steel sheets, hot-dip galvanized steel sheets, electrolytic galvanized steel sheets, pre-painted steel sheets, pre-coated steel sheets, stainless steel precision rolled strips, pure nickel sheet, etc.
	Construction materials	H-shapes, fixed outer dimension H-shapes, lightweight welded beams, sheet piles, steel pipe piles, etc.
Steel tubes and pipe

Seamless steel tubes and pipes, electric resistance welded tubes and pipes, large-diameter arc-welded pipes, hot ERW, specially shaped tubes, various coated tubes and pipes, stainless steel tubes and pipes, etc.

	Steel bars and wire rods	Special quality bars, cold heading quality wire rods, spring quality bars, machining steel, bearing steel, stainless bars and wire rods, etc.
	Railway, automotive, and machinery parts	Wheels, axles, bogie trucks, gear units for electric cars, couplers, etc.
	Steel castings and forgings	Die forged crankshafts, materials for molds, aluminum wheels, flange for transmission tower, crane wheels, rolls, etc.
	Semi-finished iron products	Steel billets and slabs, pig iron for steel making, etc.
	Others	Titanium products, steel making technology, electric power, land and sea transport of steel materials, maintenance of machinery and facilities, pipelines, energy plant, sale of limestone, etc.

Other business		Electronic components, real estate leasing and sale, etc.

(8) Principal offices of the SMI Group (as of March 31, 2012)

Names
SMI	Head offices	Osaka (registered head office), Tokyo
Domestic works

Steel Sheet, Plate & Structural Steel Company

Kashima Steel Works (Kashima),

Pipe & Tube Company

Wakayama Steel Works (Wakayama and Kainan),

Steel Tube Works (Amagasaki)

Railway Automotive & Machinery Parts Company

Osaka Steel Works (Osaka)

Bar & Wire Rod Company

Kokura Steel Works (Kitakyushu)

Stainless Steel & Titanium Division

Naoetsu Works (Joetsu)

Domestic offices

Branch offices

Kyushu (Fukuoka), Chugoku (Hiroshima),

Shikoku (Takamatsu), Nagoya, Hokuriku (Toyama), Niigata, Kitakanto (Mito), Tohoku (Sendai), Hokkaido (Sapporo)

Sales offices

Kagoshima, Okinawa (Naha), Wakayama, Hamamatsu

	Laboratories	Corporate Research & Development Laboratories (Amagasaki and Kamisu)

Consolidated subsidiaries	Domestic works

Sumikin Iron & Steel Corporation (Wakayama)

Sumitomo Pipe & Tube Co., Ltd. (Kashima, etc.)

Sumitomo Metal (SMI) Electronics Devices Inc. (Mine)

Sumikin Steel & Shapes, Inc. (Wakayama, etc.)

Sumikin & Nippon Steel Stainless Steel Pipe Co., Ltd. (Koga, etc.)

Overseas works

Standard Steel, LLC (United States)

Western Tube & Conduit Corp. (United States)

Seymour Tubing, Inc. (United States)

International Crankshaft Inc. (United States)

Huizhou Sumikin Forging Co., Ltd. (China)

Overseas offices

Sumitomo Metal USA, Inc.(United States)

Sumitomo Metal do Brasil Ltda. (Brazil)

Sumitomo Metals (Thailand) Co., Ltd. (Thailand)

Sumitomo Metals Singapore Pte. Ltd. (Singapore)

Sumikin Consulting (Shanghai) Co., Ltd. (China)

Notes: 1.	The following consolidated subsidiaries were listed in the “Domestic works” section (of Consolidated subsidiaries) in the previous period, but were merged with SMI on January 1, 2012 so that from the current period under review, they are listed in “Domestic works” (of SMI).
	(Previous period)	(Current period)
	Sumitomo Metals (Kokura), Ltd. (Kitakyushu)	Bar & Wire Rod Company Kokura Steel Works (Kitakyushu)
	Sumitomo Metals (Naoetsu), Ltd. (Joetsu)	Stainless Steel & Titanium Division Naoetsu Works (Joetsu)

2.	Standard Steel, LLC (U.S.A.) was acquired in the current period and is listed in the “Overseas offices” (of Consolidated subsidiaries).
3.	The following overseas offices that were listed as “Overseas offices” (of SMI) in the previous period are now listed as “Overseas offices” (of Consolidated subsidiaries) as a result of the establishment of overseas subsidiaries and the concentration of office functions.
	(Previous period)	(Current period)

ASEAN Office (Bangkok)	Sumitomo Metals (Thailand) Co., Ltd. (Thailand)

(9) Employment by the SMI Group (as of March 31, 2012)

Segment	No. of employees
Steel Others	19,796 3,211

Total	23,007

Notes:

1.	The number of employees increased by 410 compared with the figure at the end of the previous fiscal year.
2.	Of this number, 8,413 are SMI employees (excluding personnel on loan to other companies), the increase of 1,309 compared with the figure at the end of the previous fiscal year is due to such reasons as SMI’s merger with Sumitomo Metals (Kokura), Ltd., and Sumitomo Metals (Naoetsu), Ltd.

(10) Principal subsidiaries

1) Principal consolidated subsidiaries (as of March 31, 2012)

Company name	Capital (yen bil.)		Segment	Ownership as a % of total issued shares	Main business
East Asia United Steel Corporation		17.2	Steel	54.6	Holding company of Sumikin Iron & Steel Corporation
Sumikin Iron & Steel Corporation		17.2	Steel	*1 100.0	Manufacture and sale of half-finished iron products
Sumitomo Pipe & Tube Co., Ltd.		4.8	Steel	57.1	Manufacture and sale of steel pipes for use as piping, structural members, drawn steel pipe
Sumitomo Metal (SMI) Electronics Devices Inc.		3.4	Electronics	100.0	Manufacture and sale of electronic modules
Sumikin Steel & Shapes, Inc.		3.0	Steel	100.0	Manufacture and sale of steel H-shapes
Sumitomo Metal Logistics Service Co., Ltd.		1.5	Steel	*1 100.0	Land and sea transport of steel materials, etc. and incidental business
Sumikin & Nippon Steel Stainless Steel Pipe Co., Ltd.		9	Steel	60.0	Manufacture and sale of stainless steel pipe
Standard Steel, LLC *2	$US thousand	78,189	Steel	*1 100.0	Manufacture and sale of railway wheels and axles
Western Tube & Conduit Corp.	$US thousand	17,000	Steel	*1 96.7	Manufacture and sales of power cable conduits, fence pipes and other welded steel tubes
Seymour Tubing, Inc.	$US thousand	10,000	Steel	*1 80.0	Manufacture and sales of steel tubing for automotive use
International Crankshaft Inc.	$US thousand	22	Steel	*1 80.0	Manufacture and sales of small forged crankshafts for automotive use
Sumitomo Metal do Brasil Ltda.	real mil.	1,445	Steel	*1 100.0	Sale of seamless steel pipe
Huizhou Sumikin Forging Co., Ltd.	yuan mil.	239	Steel	51.0	Manufacture and sales of small forged crankshafts for automotive use

Notes:

1.	*1 Includes shares held by subsidiaries.
2.	*2 Standard Steel, LLC was acquired in the current period and is listed as a principle subsidiary.
3.	*3 Sumitomo Metals (Kokura), Ltd. and Sumitomo Metals (Naoetsu), Ltd. that were listed as principle subsidiaries in the previous period have been dissolved, due to their merger with SMI.

2) Principal companies accounted for using the equity method (as of March 31, 2012)

Company name	Capital (yen bil.)		Segment	Ownership as a % of total issued shares	Main business
SUMCO Corporation		114.1	Other	27.8	Manufacture and sale of semiconductor silicon wafers for semiconductors and solar panels
Kashima Kyodo Electric Power Co.		22.0	Steel	50.0	Thermal power generation
Kyoei Steel, Ltd.		18.5	Steel	25.8	Manufacture and sale of steel billets, steel bars, shaped steel, flat steel, etc. Processing and sale of steel materials
Daiichi Chuo Kisen Kaisha		13.2	Steel	15.0	Marine transport and incidental business
Sumikin Bussan Corporation		12.3	Steel	38.2	Sale and export/import of iron and steel products, textiles and foodstuffs, etc.
Nippon Steel & Sumikin Coated Sheet Corporation		11.0	Steel	23.3	Manufacture and sale of coated steel sheets, surface-treated steel sheet, cold-rolled steel sheets and construction materials
Sumitomo Precision Products Co., Ltd.		10.3	Other	* 40.4	Manufacture and sale of aerospace hydraulics, heat exchangers, industrial environmental equipment, etc.
OSAKA Titanium Technologies Co., Ltd.		8.7	Steel	23.9	Manufacture and sale of titanium, polycrystalline silicon, processed products of silicon and titanium
Nippon Steel & Sumikin Metal Products Co., Ltd.		5.9	Steel	15.0	Manufacture and sale of construction and civil engineering materials, PVC-coated steel and powder for steel making
Nippon Steel & Sumikin Stainless Steel Corporation		5.0	Steel	20.0	Manufacture and sale of stainless steel
Chuo Denki Kogyo Co., Ltd.		3.6	Steel	38.2	Manufacture and sale of manganese ferroalloys, secondary battery material, etc.
Nippon Steel & Sumikin Welding Co., Ltd.		2.1	Steel	20.0	Manufacture and sale of welding materials and equipment
VAM USA LLC	$US thousands	20,000	Steel	* 34.0	Processing of premium joints for oil well pipe
Vallourec & Sumitomo Tubos do Brasil Ltda.	real mil.	5,376	Steel	* 40.4	Manufacture of seamless pipes

Note: * Includes shares held by subsidiaries

(11) Principal SMI Group creditors and loans outstanding (as of March 31, 2012)

	Loans outstanding
Name of creditor	SMI	Consolidated subsidiaries	Total
	(yen. bil.)	(yen. bil.)	(yen. bil.)
Sumitomo Mitsui Banking Corporation	114.5	3.7	118.3
The Sumitomo Trust and Banking Co., Ltd.	104.9	1.4	106.3
Development Bank of Japan Inc.	68.0	0.0	68.1
Mitsubishi UFJ Trust and Banking Corporation	45.8	—	45.8
The Norinchukin Bank	42.4	0.3	42.7

On April 1, 2012, The Sumitomo Trust and Banking Co., Ltd. merged with The Chuo Mitsui Trust Banking Co., Ltd. and Chuo Mitsui Asset Trust and Banking Co., Ltd. to become Sumitomo Mitsui Trust Bank, Ltd.

2. Stock information (as of March 31, 2012)

(1) Number of shares

Number of shares authorized to be issued	10,000,000,000 shares
Number of shares issued	4,805,974,238 shares
(Number of treasury stock)	(170,275,671 shares	)

(2) Number of shareholders

  259,682

(3) Ten largest shareholders

Name	Investment in SMI
	No. of shares owned (thou.)	Ownership as a % of total issued shares
Sumitomo Corporation	458,326	9.89
Nippon Steel Corporation	451,761	9.75
Japan Trustee Services Bank, Ltd. (account in trust)	181,744	3.92
The Master Trust Bank of Japan, Ltd. (account in trust)	119,411	2.58
Kobe Steel, Ltd.	112,565	2.43
Japan Trustee Services Bank, Ltd. (Sumitomo Mitsui Banking Corporation retirement benefit trust account re-entrusted by The Sumitomo Trust and Banking Co., Ltd.) (*1)	90,315	1.95
Nippon Life Insurance Company	88,919	1.92
SSBT OD05 Omnibus Account Treaty Clients	76,308	1.65
Japan Trustee Services Bank, Ltd., The Sumitomo Trust and Banking Corporation retirement benefit trust (*2)	55,000	1.19
Sumitomo Life Insurance Company	51,503	1.11

Total	1,685,854	36.37

Notes:	1.	Ownership as a % of total issued shares is calculated with treasury stock being subtracted from the total number of issued shares.
	2.	(*1) The 90,315 thousand shares registered in the name of “Japan Trustee Services Bank, Ltd. (Sumitomo Mitsui Banking Corporation retirement benefit trust account re-entrusted by The Sumitomo Trust and Banking Co., Ltd.)” are owned beneficially by Sumitomo Mitsui Banking Corporation and held as a retirement benefit trust by Japan Trustee Services Bank, Ltd. Sumitomo Mitsui Banking Corporation holds the right to direct the voting of these shares. In addition to the listings above, Sumitomo Mitsui Banking Corporation holds 28,090 thousand shares (0.61% of total issued shares).
	3.	(*2) The 55,000 thousand shares registered in the name of “Japan Trustee Services Bank, Ltd., The Sumitomo Trust and Banking Corporation retirement benefit trust” are owned beneficially by The Sumitomo Trust and Banking Co., Ltd. and held as a retirement benefit trust by Japan Trustee Services Bank, Ltd. The Sumitomo Trust and Banking Co., Ltd. holds the right to direct the voting of these shares. In addition to the listings above, The Sumitomo Trust and Banking Co., Ltd. holds 20,000 thousand shares (0.43% of total issued shares).
	4.	On April 1, 2012, The Sumitomo Trust and Banking Co., Ltd. merged with The Chuo Mitsui Trust Banking Co., Ltd. and Chuo Mitsui Asset Trust and Banking Co., Ltd. to become Sumitomo Mitsui Trust Bank, Ltd.

(4) Distribution ownership by shareholder group

Group	Japanese				Foreign	Total
	Financial institutions	Securities companies	Other corporations	Private individuals, etc.
% ownership	25.5	2.0	31.7	23.6	17.2	100.0

Note:    The distribution in the table above is calculated with treasury stock being subtracted from the total number of issued shares.

3. Directors and Corporate Auditors

(1) Names, positions, responsibilities and important roles in other companies and organizations (as of March 31, 2012)

(* denotes Representative Directors)

Position	Name	Responsibilities and important roles in other companies and organizations
* Chairman of the Board of Directors	Hiroshi Shimozuma

* Director and President	Hiroshi Tomono	Vice Chairman of Kansai Economic Federation, Chairman of the Board of Tekkogakuen Educational Institution

* Director	Fumio Hombe

Corporate Planning, Information Systems, Internal Auditing, Treasury, Public Relations & Investor Relations, General Affairs, Legal, Steel Sales & Production Administration, Project Development Departments, Sales Offices, Sales of all Companies and Division

President of East Asia United Steel Corporation, Director of Sumitomo Metal Logistics Service Co., Ltd.

Director	Yasuyuki Tozaki	Environment, Technology & Quality Administration, Plant Technology & Purchasing, Blast Furnace Projects, Intellectual Property, Automotive Technology Planning & Development Departments, Corporate Research & Development Laboratories, Safety Technology, Technology and Quality of all Internal Companies and Division, General Manager of Stainless Steel & Titanium Division

Director	Syuichiro Kozuka	Personnel & Industrial Relations and Safety & Health Departments, General Manager of Osaka Head Office, President of Pipe & Tube Company Board Chairperson of Osaka Iron & Steel Club

Director	Shinichi Miki	Bhusan Steel Technical Collaboration Department, President of Steel Sheet, Plate & Structural Steel Company Outside Director of Daiichi Chuo Kisen Kaisha

Director	Michiharu Takii	Corporate Planning, Information Systems, Internal Auditing, Treasury, and Public Relations & Investor Relations Departments

Director	Yoshitaka Hotta	General Affairs, Legal, Personnel & Industrial Relations and Safety & Health Departments

Director	Kiyotaka Nogi	President of Railway, Automotive & Machinery Parts Company Chairman of Huizhou Sumikin Forging Co., Ltd.,

Director	Shinya Okuda	General Manager of Nagoya Sales Office

Standing Corporate Auditor (full-time)	Kitaro Yoshida	Outside Corporate Auditor of SUMCO Corporation

Standing Corporate Auditor (full-time)	Hirohiko Minato

Corporate Auditor	Keiichi Murakami	Lawyer

Corporate Auditor	Toshiro Mutoh	Chairman of Daiwa Institute of Research Ltd., Outside Director of Mitsui & Co., Ltd.

Corporate Auditor	Hirotake Abe	Certified Public Accountant, Outside Corporate Auditor of ITC Networks Corporation, Outside Corporate Auditor of Honda Motor Co., Ltd.

Notes:

1.	Keiichi Murakami, Toshiro Mutoh and Hirotake Abe are Outside Corporate Auditors as stipulated in Article 2 Item 16 of the Companies Act.
2.	Corporate auditor Hirotake Abe is a Certified Public Accountant, and has considerable knowledge of finance and accounting.
3.	There are no special relationships between SMI and the other companies and organizations where the outside corporate auditors have roles.
4.	In accordance with the requirements of the Tokyo Stock Exchange Inc., etc., SMI has designated corporate auditors Keiichi Murakami, Toshiro Mutoh and Hirotake Abe to be Independent Auditors/Directors and has reported to the relevant stock exchanges of this designation.

(2) Resignation of Directors during the period under review

Position resigned	Name	Date of resignation
Director	Michiharu Takii	March 31, 2012

(3) Total fees and other remuneration paid to Directors and Corporate Auditors

	No. of persons	Payments in the reporting period	Remarks
Directors	12	(yen mil. 601)	The shareholders’ meeting adopted a resolution to limit directors’ fees to 80 million yen per month for Directors and 15 million yen per month for Corporate Auditors.
Corporate Auditors	5	116
Total	17	718
(Number of and amount paid to Outside Corporate Auditors included in the total figure)	(3)	(43)

Note:	The figures above include the two (2) Directors whose term of office expired at the conclusion of the Annual General Shareholders’ Meeting for the 88th period on June 17, 2011.

(4) Principal activities of Outside Corporate Auditors in the reporting period

Each Outside Corporate Auditor attends meetings of the Board of Directors, receives reports from the Directors on the business operations, checks the Board’s decision-making process and details, and gives opinions to the Board as necessary. The Outside Corporate Auditors hold regular meetings with Representative Directors, Directors of accounting and Independent Auditors, and conduct inspections and other auditing activities in the offices of the Company and its subsidiaries.

The Board of Corporate Auditors receives necessary reports from the Standing Corporate Auditors, Directors, employees and Independent Auditors and exchanges opinions amongst its members. The Board of Corporate Auditors checks and reviews the state of the Company’s internal control systems as well as the appropriateness of the audits conducted by the Independent Auditors, to make sure that the Company has adequate auditing functions required by the Companies Act.

In the reporting period, there were 20 Board of Directors meetings and 28 Board of Corporate Auditors meetings. Attendance of each of the Outside Corporate Auditors is as follows:

Name	Attendance
	Board of Directors’ meeting	Board of Corporate Auditors’ meeting
Keiichi Murakami	19 meetings	28 meetings
Toshiro Mutoh	19 meetings	27 meetings
Hirotake Abe	17 meetings	28 meetings

4. Independent Auditors

(1) Name of the Auditors

Deloitte Touche Tohmatsu LLC

(2) Total fees and other remuneration paid to Independent Auditors

Remarks	Amount of payment
(a) Total remuneration and other fees	(yen mil.) 80
(b) Total remuneration and other fees to be paid to Independent Auditors by the Company and its subsidiaries	347

Notes:	1.	The auditor engagement between the Company and our Independent Auditor does not differentiate audit remuneration based on the Companies Act from audit remuneration based on the Financial Instruments and Exchange Law, and the two types of remuneration cannot be differentiated; therefore, the aggregate amount is shown in the figures above.
	2.	For duties apart from those listed in Article 2, Section 1 of the Certified Public Accountants Act, the Company pays the Independent Auditors a consideration for advice and guidance related to the introduction of International Financial Reporting Standards (IFRS), and this is included in the “Total fees and other remuneration” in (2) above,
	3.	Of the Company’s principal subsidiaries, the accounts (including documents equivalent to these) of Standard Steel, LLC, Western Tube & Conduit Corp., Seymour Tubing, Inc., International Crankshaft Inc., Sumitomo Metal do Brasil Ltda., and Huizhou Sumikin Forging Co., Ltd. are audited (as defined by the provisions by the Companies Act or the Financial Instruments and Exchange Law (or equivalent foreign laws or regulations)) by certified public accountants or auditors (or persons having foreign qualifications equivalent to these) other than the Company’s Independent Auditors.

(3) Policy concerning the decision to dismiss or to not reappoint the Independent Auditor

Article 340 of the Companies Act stipulates that the Board of Corporate Auditors shall be entitled to dismiss the independent auditor for reasons stipulated therein. In addition, when it is recognized that the independent auditor is no longer able to perform its duties appropriately for such reasons as occurrence of an event which impairs the eligibility of the independent auditor, the Company, subject to the consent of, or request from, the Board of Corporate Auditors, will propose to the Shareholders’ Meeting to dismiss the independent auditor or adopt a decision not to reappoint the independent auditor.

5. A summary of resolutions to put in place systems to ensure that operations are conducted properly

The SMI Group is working to improve its internal control systems to ensure the properness of its operations in order to enhance its sustainable corporate value, under Sumitomo Metal’s Corporate Philosophy that states: “We will preserve the Sumitomo Spirit and transmit it to the future, treasure people and technologies, and contribute to society through manufacturing.” Under this fundamental policy, the Company will maintain the legality and efficiency of it business, manage risks, and strive to enhance and improve its response to changes in the business environment.

The Company has decided upon the following basic policies concerning the putting in place of systems to ensure that operations are properly carried out, and is working to ensure that in accordance with these basic policies, the Company’s operations are lawfully and efficiently conducted, risk management is carried out, and that these systems are improved in response to changes in the business environment and other factors.

(1)	Systems to ensure that Directors’ performance of duties complies with laws, regulations and the Company’s Articles of Incorporation, and systems to ensure that these duties are efficiently carried out.

The Company, as a corporate institution based on laws, regulations and its Articles of Incorporation, has in place its Shareholders’ Meetings, Directors, Board of Directors, Corporate Auditors, Board of Corporate Auditors and Independent Auditors, and has established the following systems to ensure that these bodies can perform their duties in an efficient manner.

1)	Introduce an “executive officer” system and raise the effectiveness of supervisory functions and the efficiency of officers’ duties by separating decision-making/supervisory functions from management functions.

2)	Establish standards for Board of Director discussions, and stipulate what matters are to be decided upon at meetings of the Board of Directors and what matters need to be reported to the Board of Directors.

3)	Have matters of importance to management discussed at the Management Meeting, in accordance with standards for Management Meeting discussions, and then make decisions at a meeting of the Board of Directors.

4)	Have the Personnel Committee discuss the selection of Director candidates and other personnel matters and report these to the Board of Directors for decision-making.

The Company has established Sumitomo Metals’ Corporate Code and requires that the Directors not only strictly comply with laws, regulations and business ethics but also actively practice corporate social responsibility (CSR). The Company has established the CSR Committee to enable the centralized handling of CSR matters, and is encouraging management that integrates the Company’s business strategy with social responsibility.

(2)	Systems for the storage and management of information concerning Directors’ execution of their duties.

In accordance with the Company’s regulations, this information should be properly preserved and managed.

(3)	Regulations and systems concerning crisis management

The Crisis Management Committee has been established to enable the Company to make a unified response in a time of emergency following a major disaster, accident or violation of law. Systems will be put in place that will enable a swift and appropriate response to a crisis. The Company has set up the following systems to prevent or manage risk in ordinary times.

1)	Establish systems to manage losses, to swiftly respond to changes in the business environment and put in place regulations concerning significant assets and manage those assets thereunder.

2)	Establish a Risk Management Committee, conduct assessment to uncover and examine risk and set basic policies governing risk management. In accordance with these basic policies, determine the departments that will be responsible for managing specific risks, set down regulations, put systems in place, and conduct effective risk management. Set up an Environment Committee to manage environmental risks, and set up an Information Security Committee to manage information security risks. Further, with regard to quality risks, Vice President in charge of controlling quality will be appointed to promote enhancement of quality control systems.

3)	Establish systems to ensure the reliability of financial reports and hold Internal Control System Assessment Meeting to assess the effectiveness of these systems.

(4)	Systems to ensure that employees carry out their duties in compliance with laws, regulations and the Company’s Articles of Incorporation

Sumitomo Metals’ Corporate Code requires that the executive officers and employees not only strictly comply with laws, regulations and business ethics but also actively practice corporate social responsibility.

The Compliance Committee has been set up to prevent violations of law, and the following compliance programs have been put in place.

1.	Publish a Compliance Manual which lists the practices that must be followed in the course of duties.

2.	Set up a curriculum for training personnel in all aspects of compliance. If necessary, the management of each office may produce manuals and hold training meetings.

3.	Set up a Compliance Consultation Office in order to provide consultations to executive officers and other employees.

4.	The Internal Auditing Department will monitor and supervise performance of the duties of executive officers and employees to ensure that compliance systems like the ones listed above are effectively maintained.

(5)	Systems to ensure that the Group comprising the Company and its subsidiaries carries out its duties properly

The following “Group Company Management Systems” have been set up for the management of subsidiaries (excluding listed subsidiaries).

1)	The Group Company Management Council assesses the level of achievement of management targets at principal subsidiaries and discuss the remuneration of the president of each subsidiary.

2)	Important decisions taken at each subsidiary are required to be discussed with and reported to the Company, following a defined standard procedure.

3)	Each subsidiary is required to set up a compliance program based on the Company’s program, adapted to the business and scale of operations of the subsidiary.

4)	The Company receives periodic reports from each subsidiary concerning the management of their operations and their financial circumstances. The Internal Auditing Department will regularly inspect each subsidiary.

The Company has set up basic policies to ensure that the Company properly conducts business with its subsidiaries, and that minority shareholders will not suffer unfair losses.

(6)	Systems concerning the personnel to assist Corporate Auditors in their duties

With the consent of the Board of Corporate Auditors, a Corporate Auditors’ Office has been set up to assist the Corporate Auditors. The number of employees assigned and the functions of the Office shall be determined with the consent of the Board of Corporate Auditors.

(7)	Matters concerning the independence of the personnel in (6) above from the Directors.

The personnel to be assigned to the Corporate Auditors’ Office shall be determined with the consent of the Board of Corporate Auditors.

(8)	Systems for Directors or employees to report to the Corporate Auditors and other systems for reporting to Corporate Auditors

In accordance with the Company’s regulations, the following matters shall be reported in a prompt and appropriate manner to Corporate Auditors or the Board of Corporate Auditors.

1)	Important matters concerning the management of the SMI Group

2)	The performance of the Directors’ duties

3)	The state of preparation and operation of systems to ensure that Directors and employees are carrying out their duties in compliance with laws, regulations and the Company’s Articles of Incorporation

4)	The state of preparation and operation of systems to ensure that operations within the SMI Group are being properly carried out

5)	The state of establishment and operation of systems to ensure that important matters concerning the preparation of accounts and financial statements are verified and that the accounts and statements are properly prepared

6)	Methods and results of audits by the Internal Auditing Department

7)	Occurrence of the following events, together with the measures taken to respond to the following: matters that may cause considerable losses to the SMI Group, actual or suspected unlawful acts by a Director(s); violations of laws, regulations and the Company’s Articles of Incorporation or extremely unfair acts

8)	Important public announcements concerning the SMI Group

(9)	Other systems to ensure the effectiveness of the audit function of the Corporate Auditors

If deemed necessary, the Corporate Auditors may request the Internal Auditing Department to report the results of their internal audits. If deemed necessary, the Corporate Auditors may call upon lawyers, accountants and other outside specialists to assist them.

6. Basic policy on control over the Company

(1) Outline of the Basic Policy

The SMI Group has promoted its management with the basic policy to maximize corporate value through continuous development, with a balance between quality and scale. The Company believes that the Company’s shareholders should make the final decisions as to whether or not a Large-scale Purchase (as set forth in (2) below, the same shall apply hereinafter) is acceptable. The Company also believes that such decision will be properly made based upon the shareholders’ understanding of the management policy stated above and the corporate value to be realized through such management policy. Accordingly, the Company ensures that the Company’s shareholders shall be provided with sufficient and appropriate information, from both of the Large-scale Purchaser (as set forth in (2) below, the same shall apply hereinafter) and the Board of Directors, including information on the content of the Large-scale Purchase and the influence of the Large-scale Purchase affecting the Company and its group companies, and furthermore, the Company’s shareholders shall be given the time and opportunity to carefully consider the provided information.

(2) Implementation

A.	Special Implementation to Realize the Basic Policy

The SMI Group, in order to realize the basic policy stated above in (1), has enhanced its corporate competitiveness to cope with the business environment downside risk by carrying out the measures that “strengthen the SMI Group’s advantage” and “accelerate the SMI Group’s differentiation from others.” To carry out such measures, the SMI Group believes that it is important to enhance the value of “intangible assets” such as our relationship of trust built through businesses with our customers, our own technology that we believe to be very different from our competitors’, and the pride and commitment of our employees to their work. Through such enhancement of the value of “intangible assets,” the SMI Group aims to be a corporation trusted by its stakeholders, including the Company’s shareholders.

B.	Implementation in Light of the Basic Policy to Prevent Inappropriate Persons from Controlling Decisions on Financial and Business Policies of the Company

In accordance with a resolution of the meeting of the Board of Directors held on March 30, 2012, the Company decided to continue the existing policy, as a so-called “anti-takeover defense plan to be introduced in advance”, toward (i) a purchase of the Company’s shares and other securities with the intent to hold 20% or more of the total voting rights of the Company, or (ii) a purchase of the Company’s shares and other securities resulting in holding 20% or more of the total voting rights of the Company (a purchase of the Company’s shares and other securities set out in (i) or (ii) above shall be hereinafter referred to as a “Large-scale Purchase”, a person or a company that intends to conduct a Large-scale Purchase shall be hereinafter referred to as a “Large-scale Purchaser”). This policy (hereinafter referred to as the “Policy”) is to continue the existing policy, which was approved by the shareholders at the Annual General Shareholders’ Meeting held on June 19, 2009, with the same content. The Policy is to set up the rules regarding the Large-scale Purchase (hereinafter referred to as the “Large-scale Purchase Rules”) and an outline of which as follows:

a. Content of the Large-scale Purchase Rules

(a) Submission of Intention Letter

First, when a Large-scale Purchaser intends to commence a Large-scale Purchase, such Large-scale Purchaser is required to submit to the Company a letter of intention to comply with the Large-scale Purchase Rules.

(b) Provision of Information

The Large-scale Purchaser is required to provide the Company’s Board of Directors with sufficient information (hereinafter referred to as the “Large-scale Purchase Information”) so that the company’s shareholders may make decisions and the Board of Directors may form its opinion regarding such Large-scale Purchase. The Large-scale Purchase Information includes the following:

(i)	an outline of the Large-scale Purchaser and its group;

(ii)	the purposes and conditions of the Large-scale Purchase;

(iii)	the basis for determination of the purchase price and funds for purchase;

(iv)	management policies which the Large-scale Purchaser intends to adopt after the completion of the Large-scale Purchase;

(v)	policies to be implemented after the completion of the Large-scale Purchase on customers, suppliers, local community, employees and any other interested parties of the Company and its group companies; and

(vi)	in case where the Large-scale Purchaser conducts business of the same kind as the Company’s or its group companies’ business, view on the legality of the Large-scale Purchase in terms of the Antimonopoly Act of Japan and overseas competition laws.

In order for the Large-scale Purchaser to provide the Large-scale Purchase Information, the Company will, within five (5) business days after receipt of the Intention Letter, deliver to the Large-scale Purchaser a list of the Large-scale Purchase Information to be provided by the Large-scale Purchaser. If the Board of Directors regards the information initially provided by the Large-scale Purchaser is insufficient as Large-scale Purchase Information, the Company may require additional information to the extent necessary and appropriate for the above-mentioned purpose. The Board of Directors will disclose all or part of the Large-scale Purchase Information submitted to the Board of Directors at the time it deems appropriate, if such disclosure is considered necessary for shareholders to make decisions.

(c) Assessment Period

The Board of Directors of the Company believe that after the provision of the Large-scale Purchase Information is completed, the Board of Directors should be allowed a sixty-business-day period (in case of the purchase of all the Company shares by a tender offer with cash-only (yen) consideration) or a ninety-business-day period (in case of any other Large-scale Purchase) as the period during which it will assess, examine, negotiate, form an opinion and seek any alternative plans (hereinafter referred to as the “Assessment Period”). The Large-scale Purchaser may commence the Large-scale Purchase only after the Assessment Period has elapsed.

The Board of Directors will thoroughly examine and assess the provided Large-scale Purchase Information with advice from outside experts including lawyers, accountants and financial advisors during the Assessment Period, and form and disclose its opinion. The Board of Directors may negotiate with the Large-scale Purchaser in order to improve the terms of the proposed Large-scale Purchase or it may offer the alternative plan to shareholders, if necessary.

b. Countermeasures against Non-compliance with the Large-scale Purchase Rules

If a Large-scale Purchaser does not comply with the Large-scale Purchase Rules, the Company’s Board of Directors may take countermeasures against the Large-scale Purchaser to protect the interests of all of its shareholders as a whole. Countermeasures include the issuance of stock acquisition rights or any other measures that the Board of Directors is permitted to take under the Companies Act of Japan or other laws and the Company’s Articles of Incorporation. The Board of Directors will adopt specific countermeasures which it deems appropriate at that time.

c. Effective Date and Effective Term of the Policy, etc.

The continuation of the Policy was adopted by the meeting of the Company’s Board of Directors held on March 30, 2012, and such continuation took effect as of said date. The Policy will remain effective until the first meeting of the Board of Directors to be held after the Annual General Shareholders’ Meeting in 2015.

The Board of Directors plans to propose the outline of the Policy at the annual general shareholders’ meeting to be held on June 26, 2012 (hereinafter referred to as the “SH meeting”) as an agendum for affirmative votes. Notwithstanding the preceding paragraph, in case not more than a half of the Company’s shareholders present or represented at the SH meeting vote for the affirmative, then the Policy will be abolished immediately.

The Company plans to conduct share exchange with Nippon Steel Corporation (hereinafter referred to as Nippon Steel), with Nippon Steel being the wholly owning parent company, and to conduct merger with Nippon Steel, with Nippon Steel being the surviving company, both on the effective date of October 1, 2012. In case such share exchange and merger take effect, then the Policy will cease to be effective.

The Company intends to review the Policy from time to time from the viewpoint of enhancing the benefit of its shareholders as a whole, taking into account the enactments of various legislations and any development of its Business Plan, and may amend or abolish the Policy if necessary even during the effective term of the Policy by a resolution of the Board of Directors.

(3) Evaluation by the Board of Directors and Its Reasons

The implementations stated in (2) above are carried out to maximize the corporate value of the SMI Group, which is the management policy of the SMI Group, and to establish necessary procedures that enable the Company’s shareholders to judge appropriately whether or not they accept a large scale purchase of the Company’s shares and other securities that could influence such Company’s management, once such purchase commences.

Further, with regard to the Large-scale Purchase Rules, as long as a Large-scale Purchaser complies with the Large-scale Purchase Rules, the Board of Directors does not intend to prevent the Large-scale Purchase based on its own discretion. On the other hand, if a Large-scale Purchaser does not comply with the Large-scale Purchase Rules, the Board of Directors may take countermeasures against the Large-scale Purchaser to protect the interests of all its shareholders as a whole. As a function of a countermeasure itself, however, the Board of Directors is not assuming that such countermeasure taken will cause any specific legal or economic damage or loss to the Company’s shareholders (excluding a Large-scale Purchaser who does not comply with the Large-scale Purchase Rules).

Accordingly, the Board of Directors believes that the implementations stated in (2) above (i) comply with the basic policy stated in (1), (ii) do not impair the common benefit of the Company’s shareholders and investors as a whole, and (iii) are not a tool for the Directors to preserve their status.

(Note)

The monetary figures and number of shares in this Business Report have been rounded down and other figures have been rounded off to the nearest unit.

Consolidated Balance Sheet

Sumitomo Metal Industries, Ltd. and Consolidated Subsidiaries

March 31, 2012

Millions of yen
Assets
Current assets:
Cash and deposits	¥17,637
Notes and accounts receivable-trade	139,656
Merchandise and finished goods	175,345
Work in process	26,824
Raw materials and supplies	244,723
Deferred tax assets	25,066
Other	29,429
Allowance for doubtful accounts	(616)

Total current assets	658,067

Noncurrent assets:
Property, plant and equipment:
Buildings and structures, net	258,733
Machinery, equipment and vehicles, net	390,554
Land	346,501
Construction in progress	98,804
Other, net	10,863

Total property, plant and equipment	1,105,457

Intangible assets:
Goodwill	13,449
Other	6,659

Total intangible assets	20,108

Investments and other assets:
Investment securities	411,651
Deferred tax assets	44,696
Other	146,451
Allowance for doubtful accounts	(275)

Total investments and other assets	602,524

Total noncurrent assets	1,728,090

Total assets	¥2,386,158

Liabilities
Current liabilities:
Notes and accounts payable-trade	¥251,443
Short-term loans payable	224,685
Commercial papers	46,000
Current portion of bonds	35,000
Deferred tax liabilities	7
Provision for loss on disaster	10,687
Other	123,212

Total current liabilities	691,035
Noncurrent liabilities:
Bonds	206,266
Long-term loans payable	660,169
Deferred tax liabilities	7,091
Deferred tax liabilities for land
revaluation	5,353
Provision for retirement benefits	18,918
Provision for special repairs	220
Other	35,617

Total noncurrent liabilities	933,637

Total liabilities	1,624,673

Net assets
Shareholders’ equity:
Capital stock	262,072
Capital surplus	61,829
Retained earnings	504,065
Treasury stock	(91,186)

Total shareholders’ equity	736,781
Accumulated other comprehensive income
Valuation difference on
available-for-sale securities	6,122
Deferred gains or losses on hedges	(188)
Revaluation reserve for land	11,021
Foreign currency translation adjustment	(44,422)

Total accumulated other comprehensive income	(27,465)

Minority interests	52,169

Total net assets	761,484

Total liabilities and net assets	¥2,386,158

Note:    Figures in parentheses are negative values.

Consolidated Statement of Operations

Sumitomo Metal Industries, Ltd. and Consolidated Subsidiaries

Year ended March 31, 2012

	Millions of yen
Net sales		¥1,473,367
Cost of sales		1,274,599

Gross profit		198,767
Selling, general and administrative expenses
Shipment expenses	36,998
Employees’ salaries and allowances	34,293
Research and development expenses	20,541
Other	30,131	121,966

Operating income		76,801
Non-operating income
Interest income	1,030
Dividend income	6,568
Insurance income	5,602
Other	10,521	23,723

Non-operating expenses
Interest expenses	13,265
Equity in losses of affiliates	6,420
Loss on sales and retirement of noncurrent assets	4,929
Other	15,106	39,721

Ordinary income		60,803
Extraordinary losses
Impairment loss	5,516
Loss on disaster	16,722
Loss on sales of investment securities	1,990
Loss on valuation of investment securities	80,816
Restructuring loss	3,366
Loss related to carbon emission credits	3,642	112,055

Loss before income taxes and minority interests		51,251
Income taxes-current	9,489
Income taxes-deferred	(8,653)	835

Loss before minority interests		52,087
Minority interests in income		1,712

Net loss		¥53,799

Consolidated Statement of Changes in Net Assets

Sumitomo Metal Industries, Ltd. and Consolidated Subsidiaries

Year ended March 31, 2012

Millions of yen
Shareholders’ equity
Capital stock
Balance at the beginning of current period	¥262,072
Changes of items during the period
Total changes of items during the period	—

Balance at the end of current period	262,072

Capital surplus
Balance at the beginning of current period	61,829
Changes of items during the period
Total changes of items during the period	—

Balance at the end of current period	61,829

Retained earnings
Balance at the beginning of current period	565,931
Changes of items during the period
Dividends from surplus	(9,271)
Net loss	(53,799)
Reversal of revaluation reserve for land	1,204

Total changes of items during the period	(61,866)

Balance at the end of current period	504,065

Treasury stock
Balance at the beginning of current period	(91,161)
Changes of items during the period
Purchase of treasury stock	(24)
Change in equity in affiliates accounted for by equity method-treasury stock	0

Total changes of items during the period	(24)

Balance at the end of current period	(91,186)

Total shareholders’ equity
Balance at the beginning of current period	798,671
Changes of items during the period
Dividends from surplus	(9,271)
Net loss	(53,799)
Purchase of treasury stock	(24)
Change in equity in affiliates accounted for by equity method-treasury stock	0
Reversal of revaluation reserve for land	1,204

Total changes of items during the period	(61,890)

Balance at the end of current period	736,781

Note:     Figures in parentheses are negative values.

Millions of yen
Accumulated other comprehensive income
Valuation difference on available-for-sale securities
Balance at the beginning of current period	(18,877)
Changes of items during the period
Net changes of items other than shareholders’ equity	24,999

Total changes of items during the period	24,999

Balance at the end of current period	6,122

Deferred gains or losses on hedges
Balance at the beginning of current period	(594)
Changes of items during the period
Net changes of items other than shareholders’ equity	405

Total changes of items during the period	405

Balance at the end of current period	(188)

Revaluation reserve for land
Balance at the beginning of current period	11,203
Changes of items during the period
Net changes of items other than shareholders’ equity	(181)

Total changes of items during the period	(181)

Balance at the end of current period	11,021

Foreign currency translation adjustment
Balance at the beginning of current period	(23,627)
Changes of items during the period
Net changes of items other than shareholders’ equity	(20,795)

Total changes of items during the period	(20,795)

Balance at the end of current period	(44,422)

Total accumulated other comprehensive income
Balance at the beginning of current period	(31,894)
Changes of items during the period
Net changes of items other than shareholders’ equity	4,429

Total changes of items during the period	4,429

Balance at the end of current period	(27,465)

Minority interests
Balance at the beginning of current period	51,303
Changes of items during the period
Net changes of items other than shareholders’ equity	865

Total changes of items during the period	865

Balance at the end of current period	52,169

Total net assets
Balance at the beginning of current period	818,080
Changes of items during the period
Dividends from surplus	(9,271)
Net loss	(53,799)
Purchase of treasury stock	(24)
Change in equity in affiliates accounted for by equity method-treasury stock	0
Reversal of revaluation reserve for land	1,204
Net changes of items other than shareholders’ equity	5,295

Total changes of items during the period	(56,595)

Balance at the end of current period	¥761,484

Note:    Figures in parentheses are negative values.

Notes to the Consolidated Financial Statements

1. Summary of Significant Accounting Policies

1.	Scope of consolidation

a. Number of consolidated subsidiaries: 72

Names of principal companies:

East Asia United Steel Corporation

Sumikin Iron & Steel Corporation

Sumitomo Pipe & Tube Co., Ltd.

Sumitomo Metal (SMI) Electronics Devices Inc.

Sumikin Steel & Shapes, Inc.

Sumitomo Metal Logistics Service Co., Ltd.

Sumikin & Nippon Steel Stainless Steel Pipe Co., Ltd.

Standard Steel, LLC

Western Tube & Conduit Corp.

Seymour Tubing, Inc.

International Crankshaft Inc.

Sumitomo Metal do Brasil Ltda.

Huizhou Sumikin Forging Co., Ltd.

From the consolidated accounting period, Standard Steel, LLC, two companies that newly began operations, and three companies (in view of their importance) have been added to the list of consolidated subsidiaries. Sumitomo Metals (Kokura), Ltd., and Sumitomo Metals (Naoetsu), Ltd. that merged with Sumitomo Metal Industries, Ltd. (the “Company” or “SMI”) have been removed from the list of consolidated subsidiaries.

b. Names of principal nonconsolidated subsidiaries

Aritakaiun Co., Ltd. and others

(Reason for exclusion from the scope of consolidation)

These companies are excluded from the scope of consolidation of the Company and consolidated subsidiaries (collectively the “Group”) because they are small-scale enterprises whose total assets, net sales, net income (corresponding to shareholding ratio) and retained earnings (corresponding to shareholding ratio) have no material impact on the Company’s consolidated financial statements.

2.	Application of the equity method

a. Number of affiliated companies accounted for using the equity method: 38

Names of principal companies:

SUMCO Corporation

Kashima Kyodo Electric Power Co.

Kyoei Steel, Ltd.

Daiichi Chuo Kisen Kaisha

Sumikin Bussan Corporation

Nippon Steel & Sumikin Coated Sheet Corporation

Sumitomo Precision Products Co., Ltd.

OSAKA Titanium technologies Co., Ltd.

Nippon Steel & Sumikin Metal Products Co., Ltd.

Nippon Steel & Sumikin Stainless Steel Corporation

Chuo Denki Kogyo Co., Ltd.

Nippon Steel & Sumikin Welding Co., Ltd.

VAM USA LLC

Vallourec & Sumitomo Tubos do Brasil Ltda.

In the consolidated accounting period, one company was added to the scope of applying the equity method in view of its importance.

The equity method was applied to SUMCO Corporation, based on its consolidated financial statements.

b.	Investments in nonconsolidated subsidiaries and other affiliated companies not accounted for using the equity method (Katakura Steel Tube Co., Ltd. and others) were excluded from the scope of application of the equity method because of their lack of overall materiality and the insignificant impact they would have on the Company’s consolidated financial statements, due to their net income (corresponding to shareholding ratio) and retained earnings (corresponding to shareholding ratio).

3.	The accounting period of the consolidated subsidiaries

The following subsidiaries have fiscal year ending dates that are different from the consolidated balance sheet date.

Company name	Fiscal year ending
Kashima Antlers Football Club Co., Ltd.	January 31
Sumikin Recycling Co., Ltd.	January 31
A total of 25 overseas subsidiaries, including Standard Steel, LLC.	December 31

The figures as of the fiscal year ending dates of the subsidiaries listed above are used in the consolidated financial statements. Significant transactions that occur between these subsidiaries’ fiscal year ending dates and the consolidated balance sheet date are accounted for by necessary adjustments to the consolidated financial statements.

4.	Accounting policies

a. Valuation standards and methods of significant assets

(a) Securities

Marketable available-for-sale securities:

Valued based on their market price on the consolidated balance sheet date. (The valuation excess is accounted using the total net asset value input method, and the cost of sales is mainly determined by the moving average method.)

Nonmarketable available-for-sale securities:

Stated at cost, mainly determined by the moving average method

(b) Inventories

Inventories held for sale in the ordinary course of business

Inventories are stated mainly at cost, determined by the average method. (The valuation of inventories that appear in the balance sheet is calculated after adjusting for any reduction in the book value based on a decline in profitability.)

(c) Derivatives

Measured at fair value

b. Method of depreciation of significant depreciable assets

(a) Property, plant and equipment (excluding lease assets)

Depreciation of the buildings of the Company and the domestic consolidated subsidiaries is calculated mainly by the straight-line method. The depreciation of other assets is calculated by the declining-balance method.

Depreciation of assets of the overseas subsidiaries is calculated mainly by the straight-line method. The useful lives are principally 31 years for buildings and structures and 14 years for machinery, equipment and vehicles.

(b) Intangible assets (excluding lease assets)

Amortization of intangible assets is calculated by the straight-line method.

(c) Lease assets

Lease assets subject to finance leases that deem to transfer ownership of the leased property to the lessee

A method of depreciation that is equivalent to the method applied to the assets owned by the Company shall be used.

Lease assets subject to finance leases that do not deem to transfer ownership of the leased property to the lessee

The period of the lease is the useful life of the asset. A straight-line method of depreciation is applied and the residual value of the asset is taken to be zero.

In financial lease transactions of the Company and its domestic consolidated subsidiaries concluded before April 1, 2008 where the ownership of the leased property is not deemed to be transferred, the accounting methods are based on those used for ordinary leasing transactions.

c. Significant deferred assets

Stock issuance costs and bond issuance costs are recorded at the total cost when expended.

d. Significant allowances

(a) Allowance for doubtful accounts

The allowance for doubtful accounts is the estimated unrecoverable amount calculated based on a) for receivables in general, the rate of occurrence of nonrecovery, and b) for other specific receivables, the estimated possibility of recovery considered on a case-by-case basis.

(b) Provision for loss on disaster

The provision for loss on disaster is stated at the amount considered to be appropriate based on the estimation of expenses for the restoration of plant and equipment damaged by the Great East Japan Earthquake and other losses.

(c) Provision for retirement benefits

The amount of the provision for retirement benefits is determined based on the projected benefit obligations and plan assets of the pension fund at the end of the fiscal year. Prior service cost is amortized using the straight-line method over a specific number of years (mainly 1 year) that is less than the average number of remaining years of service of the employees when the liabilities are incurred.

Actuarial differences are amortized from the year following the year in which such actuarial differences arise, mainly using the straight-line method over a specific number of years (mainly 11 years) that is less than the average number of remaining years of service of the employees as of the time such differences actually arise.

(d) Provision for special repairs

The liability for rebuilding furnaces, etc. is recorded considering the estimated future costs based on past experience.

e. Accounting policy for reporting significant income and expense

(Accounting policy for net sales of completed construction contracts and cost of completed construction work)

For construction work in progress on the consolidated balance sheet date, for which the accuracy of the outcomes can be determined:

Percentage-of-completion method (Progress to date is assumed to be the proportion of the project’s costs incurred to date divided by total estimated costs.)

Other construction work:

Completed contract method

f. Foreign currency transactions and financial statements

All short-term and long-term monetary receivables and payables denominated in foreign currencies are translated into Japanese yen at the exchange rates at the balance sheet date. The foreign exchange gains and losses from translation are recognized in the consolidated statement of operations. The balance sheet assets and liabilities of the consolidated foreign subsidiaries are translated into Japanese yen at the exchange rates at the balance sheet date, while revenue and expenses are translated at the average exchange rate during the period. Differences arising from such translation are included as “Foreign currency translation adjustment” and “Minority interests” in the “Net assets” section of the consolidated balance sheet.

g. Hedging activities

(a) Hedge accounting methods

Deferred hedge accounting is used. In addition, a portion of interest rate swaps which qualify for hedge accounting and meet specific matching criteria are not remeasured at market value but the differential paid or received under the swap agreements are recognized and included in interest expense or income. Currency swaps are translated at the contracted rates if the contracts qualify for hedge accounting.

(b) Means of hedging and subjects of hedging

Derivatives such as interest rate swaps, currency swaps, exchange contracts, etc., are used to hedge against the following risks: risks associated with market interest rate and cash flow fluctuations in relation to loans payable and bonds, risks associated with changes in foreign exchange rates in relation to foreign currency transactions.

(c) Policy of hedging

Derivatives are used to cover the outstanding balance of the debts and receivables being hedged against. The Group does not hold derivatives for short-term trading or highly leveraged speculative purposes.

(d) Methods used to assess the effectiveness of hedging

During the period from the beginning of hedging until the point at which the hedging is considered to be effective, hedge effectiveness is assessed by comparing the total change in the market price that is being hedged with the total change in the market price that is being used as the means of hedging.

h. Goodwill account

Goodwill is amortized, using the straight-line method, mainly over 20 years.

i. Consumption taxes

Consumption taxes are recorded as a liability and an asset, and are excluded from the relevant revenue, costs and expenses.

2. Additional information

Both Accounting Standards Board of Japan (ASBJ) Statement No. 24, “Accounting Standard for Accounting Changes and Error Corrections” (announced on December 4, 2009), and ASBJ Guidance No. 24, “Guidance on Accounting Changes and Error Corrections” (announced on December 4, 2009), have been applied to accounting changes and error corrections, which are made after the beginning of the consolidated accounting period.

3. Notes to the Consolidated Balance Sheet

1.	Assets pledged as collateral for debt

a. Assets pledged as collateral

Accounts receivable-trade	¥1,872	million
Inventories	1,554
Property, plant and equipment	21,631

Total	¥25,058	million

b. Secured debts

Short-term loans payable	¥309	million
Bonds	10,595
Long-term loans payable	356

Total	¥11,261	million

2.	Accumulated depreciation for property, plant and equipment

¥2,554,373 million

3.	Contingent liabilities

a. Guarantees

Bank loans which the Group guarantees are as follows:

Vallourec & Sumitomo Tubos do Brasil Ltda.	¥6,073	million
4 other companies	814

Total	¥6,888	million

“Guarantees” includes guarantees and items of a similar nature.

b. Maximum amount of obligations to repurchase transferred receivables under certain conditions

¥4,182 million

4. Notes to the Consolidated Statement of Operations

Loss on disaster

Loss on disaster, which is the result of the Great East Japan Earthquake, etc., is comprised of 11,900 million yen for the cost of products manufactured under extraordinary capacity utilization, 3,959 million yen for restoration expenses, and 863 million yen for loss on damaged assets, etc. Of this loss, 3,837 million yen is recorded as a provision for loss on disaster.

5. Notes to the Consolidated Statement of Changes in Net Assets

1.	Type and number of stock issued at the end of the fiscal year

Common stock	4,805,974,238 shares

2.	Dividends

a. Cash dividends paid in the fiscal year

Resolved at	Type of stock	Total dividend (million yen)	Dividend per share (yen)	Record date	Effective date of issue of dividends
Board of Directors held on May 10, 2011	Common stock	4,635	1.0	March 31, 2011	May 26, 2011
Board of Directors held on October 31, 2011	Common stock	4,635	1.0	September 30, 2011	December 1, 2011

b. Dividends of which record date is within the fiscal year, but the effective date of issue of the dividends belongs to next fiscal year.

Resolved at	Type of stock	Source of dividend funding	Total dividend (million yen)	Dividend per share (yen)	Record date	Effective date of issue of dividends
Board of Directors held on May 15, 2012	Common stock	Retained earnings	4,635	1.0	March 31, 2012	June 5, 2012

6. Financial instruments

1	The status of financial instruments

The Group’s use of financial instruments is limited to short-term deposits, etc. Funding is procured from financial institutions in the form of borrowings, etc.

A portion of notes and accounts receivable-trade as well as notes and accounts payable-trade are denominated in foreign (non-yen) currency as they relate to product exports and purchases of raw materials, etc. Therefore, exchange rate fluctuations may have an impact on the Company’s business results and financial position. Changes in the value of equity shares that the Company holds as investment securities may influence the Company’s business results and financial position. The Company procures funding in the form of loans, etc., from financial institutions, and any change in the ease with which funding can be procured will have an impact on the Company’s business results and financial position.

The Company utilizes derivatives solely to offset the risks listed above.

2	The fair value of financial instruments

The difference between the fair value of financial instruments and their book value in the Consolidated Balance Sheet as of March 31, 2012, are listed in the table below.

Millions of yen

	Book value	Fair value	Difference
(1) Cash and deposits	17,637	17,637	—
(2) Notes and accounts receivable-trade	139,656	139,656	—
(3) Short-term investments and investment securities	319,276	358,571	39,294

Total assets	476,571	515,866	39,294
(1) Notes and accounts payable-trade	251,443	251,443	—
(2) Short-term loans payable (*1)	118,793	118,793	—
(3) Commercial papers	46,000	46,000	—
(4) Bonds (*2)	241,266	244,570	3,304
(5) Long-term loans payable (*1)	766,061	778,956	2,895

Total liabilities	1,423,563	1,439,763	16,199
Derivatives (*3)	(240)	(240)	—

(*1)	Current portion of long-term loans payable is included in “(5) Long-term loans payable” and not “(2) Short-term loans payable”.
(*2)	Includes current portion of bonds.
(*3)	Net amount of credit and liability arising from derivatives is shown. The figures are indicated in parenthesis if the aggregate amount is a net liability.

1.	Methods used to calculate the fair value of financial instruments

Assets:

(1) Cash and deposits

The fair values of deposits are almost identical to their book values as they are settled in the short term. Hence, their book values are reported.

(2) Notes and accounts receivable-trade

The fair values of these are almost identical to their book values as they are settled in the short term. Hence, their book values are reported.

(3) Short-term investments and investment securities

The fair values of short-term investments are almost identical to their book values as they are settled in the short term. Hence, their book values are reported. The fair values of investment securities are the current market values.

Liabilities:

(1) Notes and accounts payable-trade, (2) Short-term loans payable, and (3) Commercial papers

The fair values of these are almost identical to their book values as they are settled in the short term. Hence, their book values are reported.

(4) Bonds

The fair values of bonds are determined by the current market values, etc.

(5) Long-term loans payable

The fair values of long-term loans payable are calculated by taking the total of the principal and interest and discounting it by the interest rate that would be expected if the same long-term loan were to be initiated on the balance sheet date. The present value of long-term loans payable that are subject of hedging by interest rate swaps or currency swaps is calculated based on the total value of the principal and interest which integrates the value of the applicable interest rate swaps or currency swaps.

Derivatives

Since derivatives from interest rate swaps or currency swaps are treated as part of long-term hedged loans payable, the fair value of these derivatives is included in the fair value of the long-term loans payable.

2.	Unlisted securities, etc. (92,399 million yen in the consolidated balance sheet) are not included in “Assets (3) Short-term investments and investment securities” as it is significantly difficult to determine their fair values due to the fact that they have no market prices and it is difficult to estimate future cash flows.

7. Per share information

1.	Net assets per share	153.02 yen
2.	Net loss per share	11.61 yen

8. Significant subsequent events

SMI and Nippon Steel reached a final agreement to integrate their businesses on October 1 of this year using a two-step legal procedure, consisting of a share exchange followed by an absorption-type merger on the same day, and after obtaining approvals by the Board of Directors of each of SMI and Nippon Steel at the meetings of the Board of Directors held on April 27, 2012, the companies concluded a share exchange agreement and a merger agreement.

(Note)	The monetary figures in these consolidated financial statements have been rounded down to the nearest unit and other figures have been rounded off to the nearest unit.

(References)

Summary of the Consolidated Statement of Cash Flows

Sumitomo Metal Industries, Ltd. and Consolidated Subsidiaries

Year ended March 31, 2012

Billions of yen
Net cash provided by operating activities	¥88.0
Net cash used in investing activities	(120.1)
Net cash used in financing activities	(32.7)
Effect of exchange rate change on cash and cash equivalents	(0.5)

Net decrease in cash and cash equivalents	¥(65.3)

Summary of Segment Information

Sumitomo Metal Industries, Ltd. and Consolidated Subsidiaries

Year ended March 31, 2012

Billions of yen

	Steel	Other	Total	Adjustment	Consolidated Statement of Operations
Sales to customers	1,433.2	40.1	1,473.3	—	1,473.3
Intersegment sales	1.1	19.4	20.6	(20.6)	—

Total sales	1,434.3	59.5	1,493.9	(20.6)	1,473.3

Segment profit	72.9	3.9	76.8	(0.0)	76.8

Note: “Segment profit” is operating profit.

(Note)	All figures in these references above are rounded down to the nearest unit. Figures in parentheses are negative values.

Non-consolidated Balance Sheet

Sumitomo Metal Industries, Ltd.

March 31, 2012

Millions of yen
Assets
Current assets:
Cash and deposits	¥5,233
Accounts receivable-trade	79,618
Short-term investments	25
Merchandise and finished goods	139,135
Work in process	7,361
Raw materials and supplies	161,020
Advance payments-trade	2,723
Prepaid expenses	1,625
Deferred tax assets	21,894
Accounts receivable-other	112,480
Short-term loans receivable	253,580
Other	1,684
Allowance for doubtful accounts	(51)

Total current assets	786,330
Noncurrent assets:
Property, plant and equipment:
Buildings, net	116,586
Structures, net	56,370
Machinery and equipment, net	266,937
Vehicles, net	649
Tools, furniture and fixtures, net	4,652
Land	285,377
Lease assets, net Construction in progress	751 34,954

Total property, plant and equipment	766,280
Intangible assets:
Right of using facilities	1,242
Other	652

Total intangible assets	1,894
Investments and other assets:
Investment securities	219,143
Stocks of subsidiaries and affiliates	204,343
Investments in capital	87
Investments in capital of subsidiaries and affiliates	136,494
Long-term loans receivable from employees	33
Long-term loans receivable from subsidiaries and affiliates	5,900
Claims provable in bankruptcy, claims provable in rehabilitation and other	159
Long-term prepaid expenses	5,364
Deferred tax assets	42,100
Other	5,181
Allowance for doubtful accounts	(6,051)
Allowance for investment loss	(783)

Total investments and other assets	611,973
Total noncurrent assets	1,380,148

Total assets	¥2,166,478

Liabilities
Current liabilities:
Notes payable-trade	¥2,400
Accounts payable-trade	239,921
Short-term loans payable	206,367
Commercial papers	46,000
Current portion of bonds	35,000
Lease obligations	10,101
Accounts payable-other	103,528
Accrued expenses	10,715
Income taxes payable	256
Advances received	104
Deposits received	1,268
Provision for loss on disaster	10,512
Other	2,473

Total current liabilities	668,650
Noncurrent liabilities:
Bonds	195,670
Long-term loans payable	658,085
Lease obligations	20,602
Provision for retirement benefits	1,052
Provision for special repairs	170
Other	13,774

Total noncurrent liabilities	889,356

Total liabilities	1,558,006
Net assets
Shareholders’ equity:
Capital stock	262,072
Capital surplus:
Legal capital surplus	61,829

Total capital surplus	61,829
Retained earnings:
Legal retained earnings	38,374
Other retained earnings:
Reserve for special depreciation	1,905
Reserve for rebuilding furnaces	3,195
Reserve for advanced depreciation of	2,816
noncurrent assets
Reserve for specific disaster prevention	4

Retained earnings brought forward	325,773
Total retained earnings	372,069

Treasury stock	(91,166)
Total shareholders’ equity	604,805
Valuation and translation adjustments:
Valuation difference on available-for-sale securities	3,794
Deferred gains or losses on hedges	(127)

Total valuation and translation adjustments	3,666

Total net assets	608,471

Total liabilities and net assets	¥2,166,478

Note:     Figures in parentheses are negative values.

Non-consolidated Statement of Operations

Sumitomo Metal Industries, Ltd.

Year ended March 31, 2012

	Millions of yen
Net sales		¥975,689
Cost of sales
Beginning finished goods	33,039
Transfer of products by merger	3,926
Cost of products manufactured	858,372

Total	895,338
Transfer to other account	7,597
Ending finished goods	40,115	847,624

Gross profit		128,064
Selling, general and administrative expenses
Shipment expenses	23,267
Employees’ salaries and allowances	10,714
Provision for retirement benefits	1,677
Depreciation	357
Rents	1,300
Research and development expenses	18,283
Other	7,851	63,451

Operating income		64,613
Non-operating income
Interest income	1,994
Dividend income	18,956
Insurance income	5,602
Other	5,478	32,031

Non-operating expenses
Interest expense	9,310
Interest on bonds	2,722
Loss on sales and retirement of noncurrent assets	2,919
Other	11,788	26,740

Ordinary income		69,904
Extraordinary income
Reversal of allowance for doubtful accounts of subsidiaries and affiliates	5,100	5,100

Extraordinary losses
Impairment loss	2,688
Loss on disaster	14,364
Loss on sales of investment securities	1,990
Loss on valuation of investment securities	80,816
Loss on merger with subsidiaries and affiliates	4,547
Loss related to carbon emission credits	3,642	108,049

Loss before income taxes		33,044
Income taxes-current	100
Income taxes-deferred	(12,672)	(12,572)

Net loss		¥20,472

Non-consolidated Statement of Changes in Net Assets

Sumitomo Metal Industries, Ltd.

Year ended March 31, 2012

Millions of yen
Shareholders’ equity
Capital stock
Balance at the beginning of current period	¥262,072
Changes of items during the period
Total changes of items during the period	—

Balance at the end of current period	262,072

Capital surplus
Legal capital surplus
Balance at the beginning of current period	61,829
Changes of items during the period
Total changes of items during the period	—

Balance at the end of current period	61,829

Total capital surplus
Balance at the beginning of current period	61,829
Changes of items during the period
Total changes of items during the period	—

Balance at the end of current period	61,829

Retained earnings
Legal retained earnings
Balance at the beginning of current period	38,374
Changes of items during the period
Total changes of items during the period	—

Balance at the end of current period	38,374

Other retained earnings
Reserve for special depreciation
Balance at the beginning of current period	2,349
Changes of items during the period
Provision of reserve for special depreciation	145
Reversal of reserve for special depreciation	(589)

Total changes of items during the period	(443)

Balance at the end of current period	1,905

Reserve for loss on overseas investment, etc.
Balance at the beginning of current period	215
Changes of items during the period
Reversal of reserve for loss on overseas investment, etc.	(215)

Total changes of items during the period	(215)

Balance at the end of current period	—

Reserve for rebuilding furnaces
Balance at the beginning of current period	2,551
Changes of items during the period
Provision of reserve for rebuilding furnaces	644

Total changes of items during the period	644

Balance at the end of current period	3,195

Reserve for reduction entry
Balance at the beginning of current period	2,597
Changes of items during the period
Provision of reserve for reduction entry	218
Reversal of reserve for reduction entry	(0)

Total changes of items during the period	218

Balance at the end of current period	2,816

Reserve for specific disaster prevention
Balance at the beginning of current period	—
Changes of items during the period
Provision of reserve for specific disaster prevention	4

Total changes of items during the period	4

Balance at the end of current period	4

Millions of yen
Retained earnings brought forward
Balance at the beginning of current period	355,724
Changes of items during the period
Provision of reserve for special depreciation	(145)
Reversal of reserve for special depreciation	589
Reversal of reserve for loss on overseas investment, etc.	215
Provision of reserve for rebuilding furnaces	(644)
Provision of reserve for reduction entry	(218)
Reversal of reserve for reduction entry	0
Provision of reserve for specific disaster prevention	(4)
Dividends from surplus	(9,271)
Net loss	(20,472)

Total changes of items during the period	(29,951)

Balance at the end of current period	325,773

Total retained earnings
Balance at the beginning of current period	401,813
Changes of items during the period
Dividends from surplus	(9,271)
Net loss	(20,472)

Total changes of items during the period	(29,744)

Balance at the end of current period	372,069

Treasury stock
Balance at the beginning of current period	(91,141)
Changes of items during the period
Purchase of treasury stock	(24)

Total changes of items during the period	(24)

Balance at the end of current period	(91,166)

Total shareholders’ equity
Balance at the beginning of current period	634,574
Changes of items during the period
Dividends from surplus	(9,271)
Net loss	(20,472)
Purchase of treasury stock	(24)

Total changes of items during the period	(29,769)

Balance at the end of current period	604,805

Note:    Figures in parentheses are negative values.

Millions of yen
Valuation and translation adjustments
Valuation difference on available-for-sale securities
Balance at the beginning of current period	(21,583)
Changes of items during the period
Net changes of items other than shareholders’ equity	25,377

Total changes of items during the period	25,377

Balance at the end of current period	3,794

Deferred gains or losses on hedges
Balance at the beginning of current period	(468)
Changes of items during the period
Net changes of items other than shareholders’ equity	340

Total changes of items during the period	340

Balance at the end of current period	(127)

Total valuation and translation adjustments
Balance at the beginning of current period	(22,052)
Changes of items during the period
Net changes of items other than shareholders’ equity	25,718

Total changes of items during the period	25,718

Balance at the end of current period	3,666

Note:    Figures in parentheses are negative values.

Millions of yen
Total net assets
Balance at the beginning of current period	612,522
Changes of items during the period
Dividends from surplus	(9,271)
Net loss	(20,472)
Purchase of treasury stock	(24)
Net changes of items other than shareholders’ equity	25,718

Total changes of items during the period	(4,050)

Balance at the end of current period	¥608,471

Note:    Figures in parentheses are negative values.

Notes to the Non-consolidated Financial Statements

1. Summary of Significant Accounting Policies

1.	Valuation standards and methods of assets

a. Securities

(a) Stocks of subsidiaries and affiliates

Stated at cost, determined by the moving average method

(b) Other securities:

Marketable available-for-sale securities:

Valued based on their market price on the nonconsolidated balance sheet date. (The valuation excess is accounted using the total net asset value input method, and the cost of sales is determined by the moving average method.)

Nonmarketable available-for-sale securities:

Stated at cost, determined by the moving average method

b. Inventories

Inventories held for sale in the ordinary course of business

Inventories are stated at cost, determined by the average method. (The valuation of inventories that appear in the balance sheet is calculated after adjusting for any reduction in the book value based on a decline in profitability.)

c. Derivatives

Measured at fair value

2.	Method of depreciation

a. Property, plant and equipment (excluding lease assets)

Depreciation of buildings is calculated by the straight-line method (the useful lives are mainly 31 years). Depreciation of other assets is calculated by the declining-balance method (the useful lives are mainly 14 years).

b. Intangible assets (excluding lease assets)

Amortization of intangible assets is calculated by the straight-line method.

c. Lease assets

Lease assets subject to finance leases that deem to transfer ownership of the leased property to the lessee

A method of depreciation that is equivalent to the method applied to the assets owned by the Company shall be used.

Lease assets subject to finance leases that do not deem to transfer ownership of the leased property to the lessee

The period of the lease is the useful life of the asset. A straight-line method of depreciation is applied and the residual value of the asset is taken to be zero.

In financial lease transactions of the Company concluded before April 1, 2008 where the ownership of the leased property is not deemed to be transferred, the accounting methods are based on those used for ordinary leasing transactions.

3.	Deferred assets

Bond issuance costs are recorded at the total cost when expended.

4.	Allowances

a. Allowance for doubtful accounts

The allowance for doubtful accounts is the estimated unrecoverable amount calculated based on a) for receivables in general, the rate of occurrence of nonrecovery, and b) for other specific receivables, the estimated possibility of recovery considered on a case-by-case basis.

b. Allowance for investment loss

This allowance was set up for anticipated losses on investments in subsidiaries and affiliated companies.

c. Provision for loss on disaster

The provision for loss on disaster is stated at the amount considered to be appropriate based on the estimation of expenses for the restoration of plant and equipment damaged by the Great East Japan Earthquake and other losses.

d. Provision for retirement benefits

The amount of the provision for retirement benefits is determined based on the projected benefit obligations and plan assets of the pension fund at the end of the fiscal year. Prior service cost is amortized using the straight-line method over a specific number of year (1 year) that is less than the average number of remaining years of service of the employees as of the time such liability was accrued

Actuarial differences are amortized from the year following the year in which such actuarial differences arise, using the straight-line method over a specific number of years (mainly 11 years) that is less than the average number of remaining years of service of the employees as of the time such differences actually arise.

e. Provision for special repairs

The liability for rebuilding furnaces, etc. is recorded considering the estimated future costs based on past experience.

5.	Foreign currency transactions

All short-term and long-term monetary receivables and payables denominated in foreign currencies are translated into Japanese yen at the exchange rates on the balance sheet date. The foreign exchange gains and losses from translation are recognized in the statement of operations.

6.	Hedging activities

a. Hedge accounting methods

Deferred hedge accounting is used. In addition, a portion of interest rate swaps which qualify for hedge accounting and meet specific matching criteria are not remeasured at market value but the differential paid or received under the swap agreements are recognized and included in interest expense or income. Currency swaps are translated at the contracted rates if the contracts qualify for hedge accounting.

b. Means of hedging and subjects of hedging

Derivatives such as interest rate swaps, currency swaps, exchange contracts, etc., are used to hedge against the following risks: risks associated with market interest rate and cash flow fluctuations in relation to loans payable and bonds, risks associated with changes in foreign exchange rates in relation to foreign currency transactions.

c. Policy of hedging

Derivatives are used to cover the outstanding balance of the debts and receivables being hedged against. The Company does not hold derivatives for short-term trading or highly leveraged speculative purposes.

d. Methods used to assess the effectiveness of hedging

During the period from the beginning of hedging until the point at which the hedging is considered to be effective, hedge effectiveness is assessed by comparing the total change in the market price that is being hedged with the total change in the market price that is being used as the means of hedging.

7.	Consumption taxes

Consumption taxes are recorded as a liability and an asset, and are excluded from the relevant revenue, costs and expenses.

2. Additional information

Both ASBJ Statement No. 24, “Accounting Standard for Accounting Changes and Error Corrections” (announced on December 4, 2009) and ASBJ Guidance No. 24, “Guidance on Accounting Changes and Error Corrections” (announced on December 4, 2009) have been applied to accounting changes and error corrections, which are made after the beginning of the fiscal year.

3. Notes to Balance Sheet

1.	Accumulated depreciation for property, plant and equipment

¥1,934,949 million

2.	Contingent liabilities

a. Guarantees

Bank loans and others which the Company guarantees are as follows:

Vallourec & Sumitomo Tubos do Brasil Ltda.	¥6,073	million
Sumikin Financial Service Co., Ltd.	3,923
SMI Crankshaft LLC	1,584
Sumikin Kogyo Co., Ltd.	1,470
Thai Sumilox Co., Ltd.	1,068
International Crankshaft, Inc.	854
Huizhou Sumikin Forging Co., Ltd.	767
18 other companies	3,426

Total	¥19,167	million

“Guarantees” includes guarantees and items of a similar nature.

b. Maximum amount of obligations to repurchase transferred receivables under certain conditions

¥1,401 million

3.	Receivables and payables to subsidiaries and affiliated companies

Short-term receivables	¥387,999	million
Long-term receivables	¥5,900	million
Short-term payables	¥154,119	million

4. Notes to Statement of Operations

1.Transactions with subsidiaries and affiliated companies

Business transactions

Sales to subsidiaries and affiliated companies	¥201,534 million
Purchases from subsidiaries and affiliated companies	¥548,448 million
Other transactions with subsidiaries and affiliated companies	¥429,477 million

2. Loss on disaster

Loss on disaster, which is the result of the Great East Japan Earthquake, etc., is comprised of 10,743 million yen for cost of products manufactured under extraordinary capacity utilization, and 3,621 million yen for restoration expenses. Of this loss, 3,621 million yen is recorded as a provision for loss on disaster.

5. Notes to Statement of Changes in Net Assets

Type and number of treasury stock issued at the end of the fiscal year

Common stock	170,275,671	shares

6. Notes to accounting for deferred taxes

Deferred tax assets mainly arise from tax losses carried forward, etc.

7. Notes to leased noncurrent assets

In addition to the noncurrent assets on the balance sheet, some tools, furniture and fixtures are leased under finance lease agreements where the ownership is not transferred.

8. Notes to related party disclosures

Subsidiaries and affiliated companies

Class	Company name	Ownership ratio to voting rights (%)	Relationship details
Subsidiary	Sumikin Iron & Steel Corporation	(Ownership) Indirect: 100	Purchase of half-finished steel products that SMI uses. Directors are transferred or serve concurrently.
Subsidiary	Sumitomo Metal do Brasil Ltda.	(Ownership) Direct: 100.0 Indirect: 0.0	Created to sell the seamless pipe manufactured by a SMI affiliated company, Vallourec & Sumitomo Tubos do Brasil Ltda. Directors are seconded.
Affiliated company	Sumikin Bussan Corporation	(Ownership) Direct: 39.0	Sumikin Bussan sells SMI’s products and purchases raw materials. Directors are transferred.

Transactions	Trading volume (millions of yen)	Account	Balance at the end of the fiscal year (millions of yen)
Purchase of half-finished steel products, etc. (*1)	268,757	Accounts payable-trade	51,621
Subscription of new shares (*2)	24,953	—	—
Sale of steel products, etc. (*3)	146,486	Accounts receivable-trade	17,813

Trade conditions and their determination

Notes:	1.	*1: The purchase of half-finished steel products follows consideration of the listed prices of SMI, market prices and selling price negotiations.
	2.	*2: The subscription to new shares issued by Sumitomo Metal do Brasil Ltda. were purchased in 100-real units.
	3.	*3 The sale of steel products follows consideration of the listed prices of SMI, market prices and selling price negotiations.
	4.	Although consumption tax and other taxes are not included in the trading volume, these taxes are included in the balance at the end of the fiscal year.

9. Per share information

1.	Net assets per share	131.26 yen
2.	Net loss per share	4.42 yen

10. Business combinations

(Transactions under common control)

1. Transaction summary

(1)	Names of companies combining their businesses

Sumitomo Metal Industries, Ltd.; Sumitomo Metals (Kokura), Ltd.; and Sumitomo Metals (Naoetsu), Ltd.

(2)	Date of business combination

January 1, 2012

(3)	Legal form of business combination

An absorption-type merger where Sumitomo Metal Industries, Ltd. is the surviving company

(4)	Name of company after business combination

Sumitomo Metal Industries, Ltd.

(5)	Summaries of other transactions

Sumitomo Metals (Kokura), Ltd. and Sumitomo Metals (Naoetsu), Ltd. had functioned as integrated parts of SMI’s steel business: the former is in the business of specialty bars and wire rods, and the latter, in the titanium and stainless steel business. Through the merger, the operational system will be more unified and management efficiency will be further improved.

2.	Summary of accounting treatment

Based on ASBJ statement No.21, “Accounting Standard for Business Combinations” (announced on December 26, 2008) and ASBJ Guidance No.10, “Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures” (revision on December 26, 2008), the business combinations were treated as transactions under common control.

11. Significant subsequent events

SMI and Nippon Steel reached a final agreement to integrate their businesses on October 1 of this year using a two-step legal procedure, consisting of a share exchange followed by an absorption-type merger on the same day, and after obtaining approvals by the Board of Directors of each of SMI and Nippon Steel at the meetings of the Board of Directors held on April 27, 2012, the companies concluded a share exchange agreement and a merger agreement.

(Note)	The monetary figures in these nonconsolidated financial statements have been rounded down to the nearest unit and other figures have been rounded off to the nearest unit.

(TRANSLATION)

Independent Auditors’ Report for the Consolidated Financial Statements

(certified copy)

INDEPENDENT AUDITORS’ REPORT

May 9, 2012

To the Board of Directors of

Sumitomo Metal Industries, Ltd.:

Deloitte Touche Tohmatsu LLC

Designated Unlimited Liability Partner,

Engagement Partner,

Certified Public Accountant:

Hiroshi Yoshida

Designated Unlimited Liability Partner,

Engagement Partner,

Certified Public Accountant:

Yasuyoshi Ichikawa

Designated Unlimited Liability Partner,

Engagement Partner,

Certified Public Accountant:

Tsuguo Ito

Designated Unlimited Liability Partner,

Engagement Partner,

Certified Public Accountant:

Eiichi Izumo

Pursuant to the fourth paragraph of Article 444 of the Companies Act, we have audited the consolidated financial statements, namely, the consolidated balance sheet as of March 31, 2012 of Sumitomo Metal Industries, Ltd. (the “Company”) and consolidated subsidiaries, and the related consolidated statements of operations and changes in net assets for the fiscal year from April 1, 2011 to March 31, 2012, and the related notes.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and consolidated subsidiaries as of March 31, 2012, and the results of their operations for the year then ended in conformity with accounting principles generally accepted in Japan.

Emphasis of Matter

As mentioned in the "Significant subsequent events", following approval at a meeting of the Board of Directors held on April 27, 2012, the Company concluded a share exchange agreement and a merger agreement with Nippon Steel Corporation.

Our opinion is not qualified in respect of this matter.

Interest

Our firm and the engagement partners do not have any interest in the Company for which disclosure is required under the provisions of the Certified Public Accountants Act.

The above represents a translation, for convenience only, of the original report issued in the Japanese language.

(TRANSLATION)

Independent Auditors’ Report (certified copy)

INDEPENDENT AUDITORS’ REPORT

May 9, 2012

To the Board of Directors of

  Sumitomo Metal Industries, Ltd.:

Deloitte Touche Tohmatsu LLC

Designated Unlimited Liability Partner,

Engagement Partner,

Certified Public Accountant:

Hiroshi Yoshida

Designated Unlimited Liability Partner,

Engagement Partner,

Certified Public Accountant:

Yasuyoshi Ichikawa

Designated Unlimited Liability Partner,

Engagement Partner,

Certified Public Accountant:

Tsuguo Ito

Designated Unlimited Liability Partner,

Engagement Partner,

Certified Public Accountant:

Eiichi Izumo

Pursuant to the first item, second paragraph of Article 436 of the Companies Act, we have audited the financial statements, namely, the balance sheet as of March 31, 2012 of Sumitomo Metal Industries, Ltd. (the “Company”), and the related statements of operations and changes in net assets for the 89th fiscal year from April 1, 2011 to March 31, 2012, and the related notes and the accompanying supplemental schedules.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements and the accompanying supplemental schedules in conformity with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements and the accompanying supplemental schedules based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the accompanying supplemental schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the accompanying supplemental schedules. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements and the accompanying supplemental schedules, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the preparation and fair presentation of the financial statements and the accompanying supplemental schedules in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the accompanying supplemental schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Audit Opinion

In our opinion, the financial statements and the accompanying supplemental schedules referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2012, and the results of its operations for the year then ended in conformity with accounting principles generally accepted in Japan.

Emphasis of Matter

As mentioned in the "Significant subsequent events", following approval at a meeting of the Board of Directors held on April 27, 2012, the Company concluded a share exchange agreement and a merger agreement with Nippon Steel Corporation.

Our opinion is not qualified in respect of this matter.

Interest

Our firm and the engagement partners do not have any interest in the Company for which disclosure is required under the provisions of the Certified Public Accountants Act.

The above represents a translation, for convenience only, of the original report issued in the Japanese language and "the accompanying supplemental schedules" referred to in this report are not included in the attached financial documents.

(TRANSLATION)

Audit Report of the Board of Corporate Auditors (certified copy)

AUDIT REPORT

May 11, 2012

In respect of the execution of duties by the Directors during the 89th business year commenced on April 1, 2011 and ended on March 31, 2012, we, the Board of Corporate Auditors, based on the audit reports prepared by each Corporate Auditor and following the deliberation among us, have prepared this audit report and hereby report as follows:

1.	Auditing methods employed by Corporate Auditors and the Board of Corporate Auditors and details of such methods

(1) Corporate Auditors

Each Corporate Auditor, following the Auditing Rules and the auditing policy and plan determined by the Board of Corporate Auditors, has attended the Board of Directors’ meetings and other important meetings, confirmed the details of reports and discussions, received reports from the Directors and employees on the execution of their duties including those relating to subsidiaries, received explanations, reviewed important documents, and investigated the status of the operations and financial status at the head office and other principal plants. Each Corporate Auditor has also received reports on the business of principal subsidiaries from the directors, corporate auditors and other personnel of the subsidiaries.

Each Corporate Auditor has reviewed the resolutions of the Board of Directors concerning the development of systems necessary to ensure the properness of operations described in the business report (Article 362, Paragraph 4, Item 6 of the Companies Act), as well as the status of the systems developed based on the resolutions. Each Corporate Auditor has reviewed the basic policy on control over the Company and the measures to be taken (Article 118, Item 3 of the Enforcement Regulation of the Companies Act) with regard to it in the business report, verifying the deliberations of the Board of Directors and other meetings, receiving explanations from Directors and employees and expressing their opinions, where necessary.

Each Corporate Auditor has reviewed the business reports and their supplementary schedules of the reporting business year by means of the receipt of reports from Directors and employees and the examination of related documents to determine whether these accurately indicate the state of the Company, in accordance with the Law and the Company’s Articles of Incorporation.

In regard to the non-consolidated financial statements, their supplementary schedules and the consolidated financial statements of the reporting business year, each Corporate Auditor has examined the related documents, received explanations from the Directors and employees in charge where necessary, and has verified the deliberations of the Board of Directors. Each Corporate Auditor has received from the Independent Auditor (Deloitte Touche Tohmatsu LLC) an explanation of the auditing policy in the reporting business year, the auditing working plan and audit methods, the results of the audit, a report and explanation of the state of preparation and operation of the system to ensure that duties are performed properly (each item of Article 131 of the Accounting Regulations), and has examined whether the Independent Auditor has maintained its independence and has conducted appropriate audits.

(2) The Board of Corporate Auditors

The Board of Corporate Auditors has received reports from each Corporate Auditor regarding performance of their audits and results thereof; as well as reports from the Directors, employees and the Independent Auditor regarding execution of their duties, and has discussed and verified the details of these reports and requested explanations where necessary.

2.	Results of the audit

(1)	Business reports and the execution of the duties of the Directors

1)	We have found that the business report and its supplementary schedules fairly represent the Company’s conditions in accordance with the laws and regulations and the Company’s Articles of Incorporation.

2)	We have found no significant facts relating to wrongful act or violation of laws and regulations or the Company’s Articles of Incorporation, with respect to the execution of duties by the Directors.

3)	We confirm that the resolutions of the Board of Directors concerning the development of systems necessary to ensure the properness of operations are appropriate and that the Directors are preparing and operating these necessary systems in accordance with the resolutions.

4)	We have found the basic policy on control over the Company and the measures to be taken with regard to it are appropriate as rules concerning the large-scale purchase of Company shares, and will not unfairly harm the rights of shareholders.

(2)	The Independent Auditor’s audit of the non-consolidated financial statements, their supplementary schedules, and the consolidated financial statements

1)	We have found no matters to raise concerning the system (explained to us by the Independent Auditor) to ensure that duties are performed properly.

2)	We have found that the methods and results of the audit conducted by the Independent Auditor are appropriate and sufficient.

The Board of Corporate Auditors

Sumitomo Metal Industries, Ltd.

Kitaro Yoshida, Standing Corporate Auditor (full-time)

Hirohiko Minato, Standing Corporate Auditor (full-time)

Keiichi Murakami, Corporate Auditor

Toshiro Mutoh, Corporate Auditor

Hirotake Abe, Corporate Auditor

(Note)	Keiichi Murakami, Toshiro Mutoh and Hirotake Abe are Outside Corporate Auditors as provided for in
Article 2, Item 16 of the Companies Act.

Sumitomo Metal’s Corporate Philosophy

We will preserve the Sumitomo Spirit and transmit it to the future, treasure people and technologies, and contribute to society through manufacturing.